Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

SPIRIT AEROSYSTEMS, INC.

AND

TRIUMPH AEROSTRUCTURES – TULSA, LLC

AND

SOLELY FOR THE PURPOSES OF Section 11.17,

TRIUMPH GROUP, INC.

Dated as of December 8, 2014

SECTION 4	REPRESENTATIONS AND WARRANTIES OF BUYER	22

4.1	Organization of Buyer	22
4.2	Authority of Buyer; Conflicts	22
4.3	No Litigation or Regulatory Action	23
4.4	No Brokers	23
4.5	Financial Ability	23
4.6	Service Acknowledgment	23
4.7	Buyer’s Reliance	24
4.8	ITAR	24
4.9	Exclusivity of Representations	24

SECTION 5	ACTIONS PRIOR TO THE CLOSING DATE	24

5.1	Access to Information	24
5.2	Consents of Third Parties; Governmental Approvals	25
5.3	Operations Prior to the Closing Date	27
5.4	Confidentiality	28
5.5	Notification of Certain Matters	29

SECTION 6	ADDITIONAL AGREEMENTS	30

6.1	Use of Names	30
6.2	Employees; Employee Benefits	31
6.3	Non-Solicitation	35
6.4	Insurance	35
6.5	Release of Guaranties	36
6.6	Intercompany Work Orders	36
6.7	Third Party Software	36
6.8	Partially Assigned Contracts	36
6.9	Export Controls	36
6.10	Exclusive Dealing	37
6.11	Warranty Claims	37
6.12	Integration Committee	39

SECTION 7	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	40

7.1	No Misrepresentation or Breach of Covenants and Warranties	40
7.2	Necessary Governmental Approvals	40
7.3	Payment of Closing Payment	40
7.4	Deliveries by Seller	40
7.5	No Injunction	40
7.6	Required Consents	40
7.7	Validation Testing	41

SECTION 8	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	41

8.1	No Misrepresentation or Breach of Covenants and Warranties	41

8.2	Necessary Governmental Approvals	41
8.3	Delivery by Buyer	41
8.4	No Injunction	41
8.5	Required Consents	42

SECTION 9	INDEMNIFICATION	42

9.1	Survival of Representations, Warranties and Covenants	42
9.2	Indemnification by Seller	42
9.3	Indemnification by Buyer	43
9.4	Notice of Claims	44
9.5	Third Person Claims	44
9.6	Environmental Claims	45
9.7	Limitations; Sole and Exclusive Remedy	47
9.8	Mitigation	48
9.9	Subrogation	48

SECTION 10	TERMINATION	48

10.1	Termination	48

SECTION 11	MISCELLANEOUS	49

11.1	No Public Announcement	49
11.2	Notices	49
11.3	Successors and Assigns	50
11.4	Records after Closing; Cooperation	51
11.5	Entire Agreement	53
11.6	Interpretation	53
11.7	Amendments and Waivers	54
11.8	Expenses	54
11.9	Severability	54
11.10	Execution in Counterparts; Facsimile	54
11.11	Governing Law	54
11.12	Jurisdiction; WAIVER OF JURY TRIAL	55
11.13	References to U.S. Dollars	55
11.14	Further Assurances	55
11.15	No Rescission	56
11.16	Specific Performance	56
11.17	Buyer Parent Guaranty	56
11.18	License to Business Intellectual Property	56

SECTION 12	DEFINITIONS	57

12.1	Definitions	57

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

1.1(a)(i)                                                     Equipment

1.1(a)(ii)                                                  Customer-Owned Assets

1.1(a)(iv)                                              Transferred Governmental Permits

1.1(a)(viii)                                        Owned Software

1.1(a)(xii)                                           Excluded Books and Records

1.1(b)(vi)                                              Nontransferable Governmental Permits

1.1(b)(viii)                                        Existing Claims

1.1(c)                                                                 Other Excluded Assets

1.2(b)(iv)                                              Assumed Liabilities Under Purchase Orders

1.2(b)(x)                                                 Other Assumed Liabilities

1.5(c)                                                                 Pending Tax Certiorari Proceedings

3.2(b)                                                                Authority of Seller; Conflicts

3.3                                                                               ProForma Financial Statements

3.4                                                                               Absence of Certain Changes or Events

3.5                                                                               Taxes

3.6                                                                               Governmental Permits

3.7                                                                               Real Property

3.8                                                                               Assets of the Business

3.9                                                                               No Violation, Litigation or Regulatory Action

3.10(a)                                                         Material Contract

3.10(b)                                                         Joint Contracts

3.10(c)                                                          Compliance with Material Contracts

3.12                                                                        Environmental Matters

3.13                                                                        Benefit Plans

3.14                                                                        No Undisclosed Liabilities

3.15                                                                        Intellectual Property

3.16                                                                        Inventory

3.17                                                                        Employment Matters

3.18                                                                        Technical Information

3.19(a)                                                         Warranties

3.19(b)                                                         Product Liability

3.21                                                                        Open Orders

3.22                                                                        Backlog

3.23                                                                        Insurance

3.24                                                                        Suppliers

4.2(b)                                                                Authority of Buyer; Conflicts

4.3                                                                               Litigation or Regulatory Action

5.1                                                                               Access to Information

5.3                                                                               Operations Prior to the Closing Date

6.2                                                                               Employees; Employee Benefits

6.5                                                                               Release of Guaranties

6.8                                                                               Partially Assigned Contracts

7.2                                                                               Necessary Governmental Approvals

7.6                                                                               Required Consents

7.7                                                                               Verification Milestones

11.3                                                                        Seller Transaction Agreements

11.4(e)                                                          Records after Closing; Cooperation

12.1(a)                                                         Knowledge of Seller

12.1(b)                                                         Purchase Money Security Interests

EXHIBITS

Exhibit A                                             Form of Assignment and Assumption Agreement

Exhibit B                                             Form of Transition Services Agreement

Exhibit C                                             Form of Bill of Sale

Exhibit D                                             Form of Supply Agreement

Exhibit E-1                                   Form of Building 1 Sublease

Exhibit E-2                                   Form of Building 4 Sublease

Exhibit F                                               Form of Common Interest Agreement

Exhibit G                                             Form of Specifications License

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of December 8, 2014, between Spirit AeroSystems, Inc., a Delaware corporation (“Seller”), and Triumph Aerostructures – Tulsa, LLC, a Delaware limited liability company (“Buyer”) and solely for the purposes of Section 11.17 hereof, TRIUMPH GROUP, INC., a Delaware corporation and parent company of Buyer (“Buyer Parent”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of the design, manufacture and support of structural components, consisting primarily of structures and wing components, for the Gulfstream G280 and G650 aircraft in Seller’s facilities in Tulsa, Oklahoma (the “Business”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below), and Buyer is willing to assume the Assumed Liabilities (as defined below), all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is hereby agreed between Buyer and Seller as follows (certain initially capitalized terms used herein are defined in Section 12.1):

SECTION 1

PURCHASE AND SALE OF ASSETS

1.1                               Purchase and Sale of Assets.

(a)                                 Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall purchase from Seller, and Seller shall irrevocably sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens other than Permitted Liens, all right, title and interest of Seller in and to all of the following (collectively, the “Purchased Assets”):

(i)                                     The tangible personal property owned by Seller and used or held for use primarily in the operation of the Business, including without limitation, trade fixtures, furnishings, furniture, office supplies, tools or tooling, machinery, equipment and computer equipment (collectively, the “Equipment”) including, without limitation, the Equipment set forth on Schedule 1.1(a)(i);

(ii)                                  The Seller’s right to use any equipment, tools or tooling owned by Gulfstream and IAI, or any of their Affiliates, and used by Seller in connection with the Business, a true and correct list of which is set forth on Schedule 1.1(a)(ii) (the “Customer-Owned Assets”);

(iii)                               The entire inventory of the Business, including, but not limited to, all materials and supplies, all work in process and all finished products primarily related to the Business and owned by Seller as of the Closing Date, and all such inventory in transit which is owned by Seller as of the Closing Date, excluding any inventory that has been sold prior to the Closing Date, in the ordinary course of business, to another business unit of Seller or its Affiliates that is not part of the Business (the “Inventory”);

(iv)                              To the extent transferable by Seller to Buyer, all Governmental Permits set forth on Schedule 1.1(a)(iv);

(v)                                 All Contracts, other than any Debt Documents, related solely to the Business (the “Assigned Contracts”), including but not limited to the Contracts set forth on Schedule 3.10(a), but not including the Contracts set forth on Schedule 3.10(b) or Schedule 1.1(c), and including the right to receive or apply as a credit the Gulfstream True-up Adjustments;

(vi)                              [Intentionally omitted];

(vii)                           The portion of any other Joint Contracts related to the Business and not the Other Business (the “Partially Assigned Contracts”), including but not limited to the Contracts set forth on Schedule 3.10(b), but not including the Contracts set forth on Schedule 1.1(c) or any Debt Documents;

(viii)                        The following Intellectual Property and Intellectual Property rights (collectively, the “Business Intellectual Property”), but excluding the Licensed Specifications: (A) the Patents owned by Seller and used in the Business, (B) all other Intellectual Property rights owned by Seller and primarily used in the conduct of the Business, including any trade secrets, any Intellectual Property rights owned by Seller and developed by Seller under any Assigned Contract and any know-how of Seller embodied in books and records or that is known to the Transferred Employees and related primarily to the conduct of the Business, (C) the right to use all other Intellectual Property owned by Seller and used by Seller in connection with the Business, (D) the right to use all other Intellectual Property used by Seller in connection with the Business, including Intellectual Property used in operation of the Equipment, to the extent Seller has the right to grant such right to use such Intellectual Property, (E) the right to use all Intellectual Property used by Seller’s suppliers and subcontractors in connection with the Business and to which Seller has rights, to the extent of such rights, and (F) the software set forth on Schedule 1.1(a)(viii) (the “Owned Software”);

(ix)                              All current supplier lists and production records, or similar records of all sales, maintained primarily in connection with the Business, including without limitation, certifications, surveys, drawings, reports (including manufacturing, research and development and production records), testing results, certification materials, service and warranty records, quality records, and equipment logs;

(x)                                 All goodwill associated with the Business;

(xi)                              The following files related to Transferred Employees, which shall be provided to Buyer within fifteen (15) days following the Closing Date: (1) skills-training records and certifications; (2) employee screening records required by the Occupational Safety and Health Administration (“OSHA”) and customer-required screening records; (3) records related to accommodations requested under the Americans with Disabilities Act and/or the interactive process; (4) attendance records for the twelve (12) months prior to Closing; (5) a list of any Transferred Employees who have submitted requests for leave under the  Family and Medical Leave Act and would have continuing rights to leave following the Closing Date had their employment with Seller continued, records sent to such Transferred Employees approving such leave requests, including the type of Family and Medical Leave Act leave, the dates of the approved leave, and the number of hours of Family and Medical Leave Act time which remains available to each such Transferred Employee as of the Closing Date; (6) discipline (non-grievance) records for the twelve (12) months prior to Closing; (7) performance evaluations for the three (3) years prior to Closing; and (8) exposure monitoring records (collectively, the “Transferred Employee Records”);

(xii)                           All books and records to the extent related to the Purchased Assets, the Business or the Assumed Liabilities, other than (A) those that (I) are subject to the attorney-client privilege and (II) relate to the Excluded Assets, the Excluded Liabilities or any of the matters set forth on Schedule 1.1(a)(xii), or (B) any Seller Corporate Records;

(xiii)                        Other than the Existing Claims or other causes of action, claims, demands, rights and privileges described in Section 1.1(b)(viii), all rights, claims, credits, causes of action or rights of set-off of Seller against third parties to the extent relating to the Business or the Purchased Assets, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller for use in the Business or affecting any of the Purchased Assets hereto; and

(xiv)                       Other than any Excluded Asset described in Section 1.1(b)(i) through (xviii) or Section 1.1(c), all other assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are primarily related to the Business.

Notwithstanding the foregoing, Seller may retain copies of any Contracts or records: (1) which relate to properties or activities of Seller or any of its subsidiaries in the Other Business, or (2) which are required to be retained pursuant to any legal requirement or are subject to the attorney–client privilege, for financial reporting purposes, for tax purposes, legal defense or prosecution purposes or otherwise in connection with the Excluded Assets or the Excluded Liabilities.

(b)                                 Seller shall not contribute, convey, assign, or transfer to Buyer, and Buyer shall not acquire or have any rights to acquire, any assets (the “Excluded Assets”) other than those specifically set forth in Section 1.1(a).  Without limiting the generality of the foregoing, the following shall constitute Excluded Assets:

(i)                                     All cash, cash equivalents and securities of Seller, including all utility, security and other deposits;

(ii)                                  All notes, drafts and accounts receivable or other obligations for the payment of money, and all rights to any retainage under any Assigned Contract or Partially Assigned Contract (but excluding the Gulfstream True-Up Adjustments);

(iii)                               All bank and other depository accounts and safe deposit boxes of Seller;

(iv)                              All refunds of Taxes and Tax loss carryforwards relating to any period or portion thereof ending on or prior to the Closing Date;

(v)                                 All (i) assets, other than Intellectual Property, whether real or personal, tangible or intangible, which are owned or leased by Seller as of the Closing Date and primarily used or held for use by Seller in the Other Business, (ii) all Patents owned by Seller and used solely by Seller in the Other Business; (iii) the Licensed Specifications, and (iv)  subject to the rights granted under Section 1.1(a)(viii), all other Intellectual Property, including defined rights therein, used primarily in the conduct of the Other Business (the “Other Business Assets”);

(vi)                              Nontransferable Governmental Permits, including those set forth on Schedule 1.1(b)(vi) hereto;

(vii)                           All insurance policies of Seller relating to the Business, any refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Business, and any claims made or to be made under any such insurance policies;

(viii)                   All causes of action, claims, demands, rights and privileges against third parties set forth on Schedule 1.1(b)(viii) (the “Existing Claims”) hereto or that relate to any of the Excluded Assets or Excluded Liabilities, including causes of action, claims and rights under insurance policies relating thereto;

(ix)                              All other assets used primarily in connection with the corporate functions of Seller (including but not limited to personnel records (other than the Transferred Employee Records), corporate charter, tax records (other than personal property tax records), taxpayer and other identification numbers, records, seals, minute books and stock transfer books) (collectively, the “Seller Corporate Records”);

(x)                                 All books and records that are (a) subject to the attorney-client privilege and (b) relate to the other Excluded Assets, the Excluded Liabilities or any of the matters set forth on Schedule 1.1(a)(xii);

(xi)                              All rights of Seller under this Agreement and the Seller Transaction Agreements;

(xii)                           Assets of Seller related to all Benefit Plans and all trust agreements, insurance policies and administrative service agreements and all other contracts relating to the Benefit Plans;

(xiii)                        The portion of any Joint Contracts related to the Other Business;

(xiv)                       Any domain names used in the Business;

(xv)                          The Marks;

(xvi)                       Any inventory that has been sold prior to the Closing Date, in the ordinary course of business, to another business unit of Seller or its Affiliates that is not part of the Business;

(xvii)                    Any forward losses in connection with the Business recorded by Seller and any right to offset any such forward losses; and

(xviii)                 Intercompany accounts receivable between Seller and Seller’s Affiliates.

(c)                                  Except as specifically enumerated in Sections 1.1(a)(i) through (xiii), in addition to the Excluded Assets described in paragraph (b) above, for the avoidance of doubt, the Excluded Assets shall also include (i) all of Seller’s assets and operations primarily related to the Other Business, including those used in connection with the Other Oklahoma Operations, and (ii) those assets set forth on Schedule 1.1(c).

1.2                               Assumption of Liabilities.

(a)                                 Upon the terms and subject to the conditions set forth herein, at the Closing Buyer shall assume from Seller (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and Seller shall irrevocably convey, transfer and assign to Buyer, all of the Assumed Liabilities (as defined below).

(b)                                 For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean only the following Liabilities solely related to the Business:

(i)                         all obligations to perform under the Assigned Contracts or, to the extent related to the Business, the Partially Assigned Contracts arising on or after the Closing Date, to the extent such Liabilities do not relate to (x) Gulfstream Payment Obligations, (y) late delivery or late performance by Seller prior to Closing, (z) any failure to perform or improper performance or other breach, default or violation by Seller (in each case, that does not constitute Warranty Liability), prior to Closing, (xx) any Warranty Liability or (yy) Known Claims or the Twist Issue;

(ii)                      all Warranty Liabilities arising from the defective manufacture of products (or component parts thereof) whether manufactured before, on or after the Closing Date and whether delivered to customers before, on or after the Closing Date, but excluding (A) any Liabilities arising from Known Claims or (B) any Warranty Liabilities arising from the Twist Issue with respect to products delivered to customers prior to the Closing Date or Finished Products in Inventory as of the Closing Date;

(iii)                               all Warranty Liabilities arising from the defective design of products (or component parts thereof), whether designed before, on or after the Closing Date and whether delivered to customers before, on or after the Closing Date, but excluding (A) any Liabilities arising from the Known Claims or (B) any Warranty Liabilities arising from the Twist Issue with respect to products delivered to customers prior to the Closing Date or Finished Products in Inventory as of the Closing Date;

(iv)                              all Liabilities under purchase orders for tooling and equipment in-process as of the Closing Date, as set forth on Schedule 1.2(b)(iv);

(v)                                 all Liabilities for work performed on or after the Closing Date by any Person other than Seller or Buyer (including the customer) on units in-process or Finished Products in Inventory as of the Closing Date;

(vi)                              all obligations to repay any advance payments made by Gulfstream to Seller in connection with the G650 program by way of offset to the purchase price for products delivered or scheduled to be delivered to customers on or after the Closing Date;

(vii)                           Liabilities associated with the Business Employees solely to the extent provided in Section 6.2;

(viii)                        Post-Closing Liabilities for Income Taxes of the Business;

(ix)                              all Liabilities arising under Environmental Laws to the extent relating to the Business or the Purchased Assets and attributable to actions taken (or failures to act) or environmental conditions first occurring on or following the Closing Date, except to the extent caused or exacerbated by Seller on or following the Closing Date;

(x)                                 Liabilities described on Schedule 1.2(b)(x); and

(xi)                              Liabilities to pay any Gulfstream True-Up Adjustments.

(c)                                  Buyer shall not assume, and Seller shall retain (and pay, perform, discharge or otherwise satisfy in accordance with their respective terms) all Liabilities other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following liabilities:

(i)                                     All accounts payable as of the Closing Date;

(ii)                                  All indebtedness and capital lease obligations, including any obligations arising under Debt Documents;

(iii)                               Pre-Closing Liabilities for Income Taxes of Seller;

(iv)                              Liabilities of Seller not arising out of or relating to the Business or the Purchased Assets;

(v)                                 Liabilities of Seller associated with the Business Employees, except to the extent provided in Section 6.2, and including the retention bonuses and severance payments set forth on Schedule 3.13(e);

(vi)                              Liabilities arising from claims for late deliveries or late performance arising from Products delivered to customers prior to the Closing Date or for Finished Products in Inventory as of the Closing Date.

(vii)                           Liabilities arising from either (A) Known Claims or (B) the Twist Issue with respect to products delivered to customers prior to the Closing Date or Finished Products in Inventory as of the Closing Date (but excluding any Liabilities which would not have existed under the terms of the Assigned Contracts as in effect at as of 11:59 p.m. (Central Time) on the Business Day immediately preceding the Closing Date);

(viii)                        Liabilities arising under Environmental Laws to the extent (A) relating to the Business or the Purchased Assets and attributable to actions taken (or failures to act) or environmental conditions first occurring prior to the Closing Date, or (B) arising from environmental conditions caused or exacerbated by Seller on or after the Closing Date;

(ix)                              Liabilities of the Business to Seller or to any Affiliate of Seller;

(x)                                 Liabilities to the extent covered by insurance policies of Seller in effect prior to the Closing (Liabilities subject to a deductible or retention under Seller’s insurance policies shall still be deemed to be covered by insurance);

(xi)                              Except as set forth in Section 6.2(m), Liabilities arising out of any lawsuit, proceeding, claim, arbitration, mediation, governmental inquiry, or investigation pending as of the Closing (including any matter set forth on Schedule 3.19(b)), except for Liabilities to the extent such Liabilities relate to any act or omission of Buyer after the Closing Date; and

(xii)                           The Gulfstream Payment Obligations.

1.3                               Seller Payment.

(a)                                 Seller shall pay Buyer, and Buyer shall accept, together with the assumption of the Assumed Liabilities provided in Section 1.2, the Closing Payment (subject to adjustment pursuant to Section 1.5), the Benefit Amount and the G280 Payments, if any (collectively, the “Seller Payment”).  The Seller shall pay Buyer $160,000,000 at the Closing (the “Closing Payment”) by means of a wire transfer of immediately available U.S. funds to one or more accounts designated by Buyer to Seller.

(b)                                 After 250 wings have been delivered to IAI pursuant to the IAI Contract (whether delivered by Buyer or Seller, and whether delivered before, on, or after the Closing), Seller will pay Buyer $275,000 for each of the first 85 subsequent wings that Buyer delivers to IAI in accordance with the IAI Contract, and $125,000 for the 86th subsequent wing that Buyer delivers to IAI in accordance with the IAI Contract, for an aggregate amount of $23,500,000 (each such payment a “G280 Payment”, and collectively the “G280 Payments”).

Buyer shall deliver an invoice to Seller for each G280 Payment simultaneous with its delivery of an invoice for the applicable wing to IAI.  Seller shall make each G280 Payment by means of a wire transfer of immediately available U.S. funds to one or more accounts designated by Buyer to Seller within forty-five (45) days of its receipt of the applicable invoice.  If  Seller does not make such payment within ten (10) Business Days of the due date, Seller shall also pay Buyer interest on the amount of such payment from the due date to the date such payment is actually made at the per annum rate equal to the rate announced by Citibank, N.A. in New York City, New York as its base rate in effect on the Closing Date.

(c)                                  The Seller Payment, together with the Purchased Assets, shall be applied as payment (or consideration for) Buyer’s assumption of performance obligations under the Assigned Contracts between Seller and Gulfstream and between Seller and IAI and the amount paid by Seller to Buyer to assume the performance obligations under the Assigned Contracts for purposes of Treasury Regulation 1.460-4(k)(2)(ii) is equal to the Seller Payment plus the fair market value of the Purchased Assets.

1.4                                           Benefit Amount.  Not less than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer an estimate of the Benefit Amount,  together with relevant backup materials and work papers.  Within five (5) Business Days after the Closing Date, Seller will pay to Buyer the Benefit Amount by means of a wire transfer of immediately available U.S. funds to one or more accounts designated by Buyer to Seller and will deliver to Buyer the relevant backup materials and work papers.

1.5                                           Allocation of Expenses.  On the Closing Date, the following expenses attributable to the Business shall be allocated between and are hereby assumed by Buyer on the one hand and Seller on the other hand as follows:

(a)                                 Taxes, Utilities, and Prepaid Expenses.  All state, county and local ad valorem Taxes on real or personal property shall be apportioned between Buyer and Seller as of 11:59 p.m. (Central Time) on the Business Day immediately preceding the Closing Date, computed on the basis of the fiscal year for which the same are levied, and all utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between Buyer and Seller as of 11:59 p.m. (Central Time) on the Business Day immediately preceding the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year and, to the extent such charges or other costs relate to facilities that will be shared by Buyer and Seller following the Closing, such post-Closing charges and costs shall be apportioned between Buyer and Seller based on the relative square footage to be occupied by Buyer and Seller following the Closing.  All prepaid expenses paid by Seller prior to the Closing Date in respect of the Business shall be apportioned between Buyer and Seller as of 11:59 p.m. (Central Time) on the Business Day immediately preceding the Closing Date computed on the basis of the benefit received by Seller prior to the Closing Date and the benefit to be received by Buyer subsequent to the Closing Date with respect to any contract or other matter to which the prepaid expense relates.  All prorations shall be made and the Seller Payment shall be adjusted insofar as feasible on the Closing Date.  During the three-month period subsequent to the Closing Date, Seller shall advise Buyer and Buyer shall advise Seller of any actual changes to such prorations, and the Seller Payment shall be increased or decreased, as applicable, at the end of such three-month period.  In the event

Buyer or Seller shall receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this Section 1.5(a), then Buyer or Seller, as the case may be, shall promptly notify the other party in writing as to the amount of the expense subject to proration and the responsible party shall promptly pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expenses).  Notwithstanding the foregoing, to the extent any such taxes, charges and costs described in this Section 1.5(a) are included in the rent or other charges payable by Buyer to Seller under the Subleases, Buyer shall not be liable under this Section 1.5(a) and shall pay such rent and charges in accordance with the terms of the Subleases.

(b)                                 Transfer Taxes.  Buyer and Seller shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Purchased Assets.  Buyer and Seller shall each be liable for one-half of all such use, sales, real estate, transfer and similar Taxes relating to the purchase and sale of the Purchased Assets (including any penalties, interest and additives to Tax).  Buyer shall file such Tax Returns and pay all such transfer Taxes, including any penalties, interest and additives to Tax, incurred in connection with the purchase and sale of the Purchased Assets.

(c)                                  Tax Prosecution Rights.  Seller shall have the right (at its own expense) to prosecute and continue to prosecute subsequent to the Closing any pending Tax certiorari proceedings set forth on Schedule 1.5(c) for the Subleased Property for the Tax year in which the Closing occurs and all prior Tax years.  Any refunds obtained for such claims for any Tax years prior to the Tax year in which the Closing occurs and the pro rata portion of any refunds obtained for such claims for the Tax year in which the Closing occurs, net of the expenses incurred in obtaining such refunds, shall be paid to Seller.

SECTION 2

CLOSING

2.1                               Closing Date.  The Closing shall be consummated on a date and at a time agreed upon by Buyer and Seller, but in no event later than the fourth (4th) Business Day after the conditions set forth in Sections 7 and 8 have been satisfied, at the offices of Kaye Scholer LLP, in New York, NY, or at such other place as shall be agreed upon by Buyer and Seller.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

2.2                               Buyer’s Closing Date Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Section 7, at the Closing Buyer shall deliver to Seller each of the following:

(a)                                 The following instruments of assumption and assignment:

(i)                                     The Assignment and Assumption Agreement, providing, among other things, for the assignment of the Assumed Liabilities by Seller to Buyer and the assumption of the same by Buyer, executed by a duly authorized officer of Buyer; and

(ii)                                  All other instruments and certificates of assumption, novation and release as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law;

(b)                                 A certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Transaction Agreement and the transactions contemplated hereby and thereby; and (ii) the incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Transaction Agreement;

(c)                                  The Building 1 Sublease, executed by a duly authorized officer of Buyer;

(d)                                 The Building 4 Sublease, executed by a duly authorized officer of Buyer;

(e)                                  The Supply Agreement, executed by a duly authorized officer of Buyer;

(f)                                   A resale certificate for Inventory;

(g)                                  A manufacturer’s permit as required under Oklahoma law;

(h)                                 The Transition Services Agreement, executed by a duly authorized officer of Buyer;

(i)                                     The Common Interest Agreement, executed by a duly authorized officer of Buyer;

(j)                                    The Specifications License, executed by a duly authorized officer of Buyer; and

(k)                                 The certificate contemplated by Section 8.1, executed by a duly authorized officer of Buyer.

2.3                               Seller’s Closing Date Deliveries.  Subject to fulfillment or waiver (where permissible) of the conditions set forth in Section 8, at the Closing Seller shall deliver to Buyer all of the following:

(a)                                 An amount in cash equal to the Closing Payment, payable as provided in Section 1.3;

(b)                                 The Assignment and Assumption Agreement, executed by a duly authorized officer of Seller;

(c)                                  The Bill of Sale, executed by a duly authorized officer of Seller;

(d)                                 Copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Purchased Assets from all Liens other than Permitted Liens, including without limitation, a release by Bank of America, N.A.’s security interest and a UCC-3 financing statement deleting the Purchased Assets from the UCC-1 financing statement filed against Seller in favor of Bank of America, N.A., as Collateral Agent;

(e)                                  A certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement, any Seller Transaction Agreement and the transactions contemplated hereby and thereby; and (ii) the incumbency and signatures of the officers of Seller executing this Agreement and any Seller Transaction Agreement;

(f)                                   A properly executed certificate of nonforeign status, described under Treasury Regulation Section 1.1445-2(b)(2);

(g)                                  The Building 1 Sublease, executed by a duly authorized officer of Seller;

(h)                                 The Building 4 Sublease, executed by a duly authorized officer of Seller;

(i)                                     The Supply Agreement, executed by a duly authorized officer of Seller;

(j)                                    The Transition Services Agreement, executed by a duly authorized officer of Seller;

(k)                                 The Common Interest Agreement, executed by a duly authorized officer of Seller;

(l)                                     The Specifications License, executed by a duly authorized officer of Seller; and

(m)                             The certificate contemplated by Section 7.1, executed by a duly authorized officer of Seller.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date, as follows:

3.1                               Organization and Power and Authority of Seller.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Seller has the corporate power and corporate authority to own or lease and operate the Purchased Assets and to carry on the Business conducted by Seller, in the manner that it was conducted immediately prior to the date of this Agreement.

3.2                               Authority of Seller; Conflicts.

(a)                                 Seller has the corporate power and corporate authority to execute, deliver and perform this Agreement and the Seller Transaction Agreements.  The execution, delivery and performance of this Agreement and the Seller Transaction Agreements by Seller has been duly authorized and approved by all necessary corporate action.  This Agreement has been duly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each Seller Transaction Agreement has been duly authorized by Seller and upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Seller enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)                                 Except as set forth in Schedule 3.2(b):

(i)                                     the execution and delivery by Seller of this Agreement and each Seller Transaction Agreement, and the performance by it of its obligations hereunder or thereunder, do not and will not, conflict with, or result in any violation of or default under:  (A) any provision of the organizational documents of Seller; (B) any provision of applicable Law relating to Seller or (C) any provision of any order, arbitration award, judgment or decree to which Seller is subject; and

(ii)                                  the execution and delivery by Seller of this Agreement and each Seller Transaction Agreement, and the performance by it of its obligations hereunder or thereunder, do not and will not, (A) require a consent, approval or waiver from, or notice to, any party to a Material Contract, (B) result in a material breach of or cause a material default under any provision of any Material Contract, or (C) except as required under the antitrust laws of foreign jurisdictions or ITAR, require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

3.3                               Proforma Financial Statements.  Buyer has received true and complete copies of an unaudited statement of net assets of the Business as of December 31, 2012, December 31, 2013 and July 3, 2014, together with a related statement of revenues, costs and expenses of the Business for the fiscal years then ended (the “Proforma Financial Statements”).  The Proforma Financial Statements were created specially by Seller in connection with the transactions contemplated hereby.  Subject to the foregoing circumstances with respect to their creation and Schedule 3.3, the Proforma Financial Statements (A) have been prepared from the books and records of Seller; (B) present fairly, in all material respects, the financial position and results of operations of the Business for the respective periods then ended; and (C) have been prepared in accordance with GAAP, consistently applied, and Seller’s normal practices for the Business; provided, however, the Proforma Financial Statements are qualified by the fact that the Business has not been operated as a separate “stand-alone” entity and such

Proforma Financial Statements do not present the results of operation that would have occurred if the Business had been operated as a “stand-alone” entity and as a result, certain judgments regarding financial allocations have been made as described in the notes accompanying the Proforma  Financial Statements; provided further, however, in order to present Proforma Financial Statements for the Business, a number of assumptions regarding the basis of presentation have been made, which are set forth on Schedule 3.3.

3.4                               Absence of Certain Changes or Events.  Except as set forth in Schedule 3.4 or otherwise expressly contemplated by this Agreement, since July 3, 2014, (i) Seller has, in all material respects, operated the Business solely in the ordinary course of business consistent with past practices, (ii) the Business has not suffered a Material Adverse Effect, and  there has not occurred any event that has had or would reasonably be expected to have a Material Adverse Effect or that would materially impair or delay the ability of the Seller to consummate the transactions contemplated by, or to perform their respective obligations under, the Seller Transaction Agreements, (iii) there has not occurred any material change to the condition of the Purchased Assets (ordinary wear and tear excluded), (iv) there has not occurred any material change to any material supplier relationship which is adverse to the Business, (v) Seller has not materially delayed or postponed the payment of accounts payable and other liabilities or obligations outside the ordinary course of business; (vi) Seller has not experienced any material damage, destruction or loss (whether or not covered by insurance) to the Purchased Assets; and (vii) Seller has not taken any action that, if such action occurred during the period between the date of this Agreement and Closing, would violate Section 5.3 of this Agreement.

3.5                               Taxes.  Except as set forth in Schedule 3.5, (i) Seller has filed or will have filed all Tax Returns relating to the Business in connection with any such federal, state or local Tax required to be filed by it, and Seller has or will have timely paid all such Taxes shown thereon to be due except as contested upon audit, (ii) all Taxes due and owing by Seller (whether or not shown on any Tax Return) with respect to the Business have been, or will be, timely paid, (iii) there are no Liens with respect to Taxes upon any of the Purchased Assets, other than (X) Liens for Taxes not yet due and payable, or (Y) Liens for Taxes which are being contested in good faith by appropriate proceedings as set forth in Schedule 3.5, and (iv) Seller has not received any written notice of deficiency or assessment and, to the Knowledge of Seller, there is no proposed deficiency or assessment from any federal, state, local or other taxing authority with respect to any Income Tax liability for which Seller may be liable with respect to the Purchased Assets.

3.6                               Governmental Permits.  Set forth on Schedule 3.6 are all material Permits owned, held or possessed by Seller that are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”).  Except as set forth on Schedule 3.6, (i) the Governmental Permits are assignable to Buyer and (ii) the Seller is not in material default or material violation of any of the Governmental Permits.

3.7                               Real Property.

(a)                                 Schedule 3.7(a) contains a complete and accurate list of all leases (the “Leases”) of real property and interests in real property and the buildings, structures and improvements thereon (the “Leased Property”) pursuant to which Seller is the lessee and which are used for the Business.  Seller does not own any real property interests used or to be used by Seller for the Business.  Except as set forth on Schedule 3.7(a), Seller has the right under valid and existing Leases to occupy and use for the ongoing and future use of the Subleased Property, without any restrictions (besides those identified in the Building 1 and Building 4 Subleases), all Subleased Property which it uses in the conduct of the Business.  Seller has the right under valid and existing Leases to sublease the Subleased Property to Buyer, subject to the receipt of the Required Consents.  Except as set forth on Schedule 3.7(a), the improvements constructed on the Subleased Property used in the conduct of the Business are, sufficient for the operation of the Business as presently conducted.

(b)                                 Except as set forth on Schedule 3.7(b), (i) each Lease is in full force and effect, (ii) Seller is not in default of its obligations under any Lease and (iii) to the Knowledge of Seller, the applicable lessor is not in default of its material obligations under any Lease.

(c)                                  Except as set forth on Schedule 3.7(c), there are no leases or other instruments permitting occupancy of any kind for any portion of the Subleased Property.

(d)                                 To Seller’s Knowledge, there are not any third parties in or entitled to possession of the Subleased Property, except pursuant to the existing Leases.

(e)                                  Seller has not received any notice, nor does Seller have Knowledge of any pending action to take all or any portion of the Subleased Property, nor has Seller agreed or committed, and to Seller’s Knowledge no other person has agreed or committed to dedicate any part of the Subleased Property.

(f)                                   The Subleased Property has access to and from all adjoining streets, roads and highways and there is no pending or threatened action which would impair such access.

(g)                                  [Intentionally omitted]

(h)                                 To Seller’s Knowledge, neither the Subleased Property nor its use is in violation of any local governmental rule, ordinance, regulation or building code.

3.8                               Assets of the Business.

(a)                                 Except for the Excluded Assets set forth in Section 1.1(b)(i), (ii), (iii), (iv), (vi), (vii), (x), (xiv) and (xv) and Schedule 1.1(c), and as set forth in Schedule 3.8(a), the Purchased Assets and the rights provided to Buyer under the Transition Services Agreement, the Supply Agreement, the Subleases and the Specifications License, comprise all of the material assets and rights of Seller used in the conduct of the Business as presently conducted and are adequate to conduct the Business as presently conducted by Seller.

(b)                                 Seller has good and valid title to all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.  Other than the Customer Owned Assets, none of the Purchased Assets is currently subject to any contractual obligation to transfer such asset to Gulfstream or to IAI.

(c)                                  The Seller has the right to use in connection with the Business the Customer Owned Assets.

3.9                                           No Violation, Litigation or Regulatory Action.  Except as set forth on Schedule 3.9:

(a)                                 Seller is in material compliance with all applicable Laws relating to the Business;

(b)                                 there are no lawsuits, material claims, proceedings, arbitrations, mediation, or governmental inquiries or investigations relating to the Business pending or, to the Knowledge of Seller, threatened, against Seller; and

(c)                                  There is no lawsuit, claim, proceeding, governmental inquiry, or investigations pending or, to the Knowledge of Seller, threatened, that questions the legality of the transactions contemplated by this Agreement or any of the Seller Transaction Agreements.

3.10                        Contracts.

(a)                                 Schedule 3.10(a) sets forth a list of each of the following Contracts pursuant to which the Business is bound other than Leases (each, a “Material Contract”):

(i)                                     any Contract (including purchase orders) relating to the Business involving the obligation of Seller to purchase products or services pursuant to which the aggregate of payments to become due from Seller relating solely to the Business is equal to or exceeds $1,000,000;

(ii)                                  any Contract (including purchase orders) relating to the Business involving the obligation of Seller to purchase products or services used in the production of products of the Business that are not available to the Business on commercially reasonable terms from any other supplier or service provider;

(iii)                               any Contract (including purchase orders) relating to the Business involving the obligation of Seller to sell or provide products or services pursuant to which the aggregate of payments that have been paid or are to become due to Seller relating solely to the Business is equal to or exceeds $1,000,000;

(iv)                              any option or other agreement of Seller to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property relating to the Business;

(v)                                 any commitment of Seller relating to the Business to make a capital expenditure or to purchase a capital asset, not contemplated by the capital expenditure budget of Seller for the Business;

(vi)                              employment agreements or severance agreements or employee termination agreements, in any such case, with respect to Business Employees earning in excess of $100,000 per year, or that give any Business Employee a right to receive payments upon termination of $100,000 or more in the aggregate for each Business Employee, that are not terminable at will or within thirty (30) days by Seller without penalty;

(vii)                           Debt Documents in each case relating to amounts in excess of $1,000,000 and relating solely to the Business;

(viii)                        agreements, commitments or arrangements relating to the acquisition or disposition of a material portion of the Purchased Assets (other than in the ordinary course of business consistent with past practice);

(ix)                              any Contract granting any Person a Lien on all or any part of the Purchased Assets, other than Permitted Liens or Liens that will be released at or prior to Closing;

(x)                                 any agreement not to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)                              any agreement to be a party to a joint venture,  strategic alliance, partnership or similar arrangement involving co-investment;

(xii)                           any agreement granting an option, right of first refusal or preferential or similar right to purchase any material portion of the Purchased Assets;

(xiii)                        any agreement to conduct business on an exclusive basis with any third party;

(xiv)                       any agreement to pay material “earn out”, contingent purchase price, or similar contingent payment obligations; and

(xv)                          any agreement to purchase goods or products from or sell goods and products to  Affiliates.

(b)                                 Schedule 3.10(b) sets forth a list of each Material Contract that is a Joint Contract.

(c)                                  Except as set forth on Schedule 3.10(c), each Material Contract is, with respect to Seller, valid, binding and in full force and effect, and with respect to any other party, to the Knowledge of Seller, valid, binding and in full force and effect.  With respect to all Material Contracts, except as set forth on Schedule 3.10(c), (i) Seller has performed all material obligations required to be performed by it thereunder and neither Seller nor, to the Knowledge of Seller, any other party to any such Contract is in material breach thereof or material default thereunder, (ii) to the Knowledge of Seller, there does not exist under any thereof any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default, and (iii) Seller has not received any written notice, claim, or other similar document regarding any breach, default or non-performance or any written demand for adequate assurance, which notice, claim or demand remains unresolved.

3.11                        No Brokers.  Except for any fees to be paid to Morgan Stanley & Co. LLC, which shall be paid by Seller, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.12                        Environmental Matters.  Except as set forth on Schedule 3.12:

(a)                                 The Business is and has for the past three (3) years been in compliance with applicable Environmental Laws, including with respect to Permits required by Environmental Laws for operation of the Business as currently conducted, except for such noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Since, and to the Knowledge of Seller before, June 17, 2005, there has been no release or threatened release of any Hazardous Substance at or emanating from the Subleased Property or at any other location and otherwise arising from the operation of the Business, except for any such release or threatened release that would not, individually or in the aggregate, reasonably be expected to result in liability under Environmental Laws so as to have a Material Adverse Effect.

(c)                                  Seller has not (i) received any written notice of violation or order from any Governmental Authority, or (ii) entered any final written settlement or agreement, nor, to the Knowledge of Seller, is any investigation, claim or action pending or threatened asserting or imposing actual or potential Liability under any Environmental Law with respect to the Business, except for any such order, settlement or agreement, or any such notice, claim, investigation or action (if adversely determined) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)                                 Neither Seller nor, to the Knowledge of Seller, any third party has commenced or completed any Response Action in connection with any Hazardous Substances released or threatened to be released at or from the Subleased Property (and no such Response Action is pending but not yet commenced), nor has Seller commenced or completed any Response Action at any other location and arising from the operation of the Business (and no such Response Action is pending but not yet commenced), except for any such Response Action that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)                                  There are no legally enforceable engineering or land use restrictions or requirements applicable to the ongoing or future use of the Subleased Property arising in connection with Environmental Laws and Hazardous Substances.

(f)                                   Seller has provided Buyer with access to all non-privileged material documents, reports or information in Seller’s possession pertaining to conditions, actions or failures to act in connection with the Business or the Subleased Property that could reasonably be expected to give rise to material Liability under Environmental Law.

(g)                                  Notwithstanding any other provisions of this Agreement, Buyer acknowledges and agrees that the representations and warranties contained in Sections 3.3, 3.12 and 3.14 are the only representations and warranties given by Seller with respect to matters arising under or compliance with Environmental Laws and Hazardous Substances and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

3.13                        Benefits Matters.

(a)                                 For purposes of this Agreement, the term “Benefit Plan” means (i) all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (collectively, “ERISA”); and (ii) any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code; and (ii) all other pension, retirement, profit sharing, salary contribution, holiday, sick leave, health, medical, dental, vision, hearing, disability, fringe benefit, unemployment, welfare program, insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, equity-based compensation, phantom stock, fringe benefit and incentive plans, programs, or similar arrangements, in each case which pertain to any employee or former employee of the Business and to which Seller contributes to (or is obligated to contribute to), or is a sponsor of, or party of, by which it is bound.  All material Benefit Plans are listed in Schedule 3.13(a).

(b)                                 There are no material actions, suits, or claims (other than routine, non-contested claims for benefits) pending, or, to the Knowledge of Seller, threatened, against the Benefit Plans with respect to Business Employees.

(c)                                  Except as listed in Schedule 3.13(c), no Benefit Plan provides severance benefits to current or former Business Employees.

(d)                                 The consummation of the transactions hereby will not, directly or indirectly give rise to any withdrawal liability (including liability for a partial withdrawal) with respect to any “multiemployer pension plan” (as defined in Section 3(37) of ERISA) in which Business Employees participate or to which the Seller has or has had any obligation to contribute for the benefit of Business Employees.

(e)                                  Except as listed in Schedule 3.13(e), the consummation of the transactions contemplated hereby, either alone or in combination with another event, will not (i) entitle any Business Employee to any payment; (ii) increase the amount of compensation due to any Business Employee, (iii) accelerate the vesting of any compensation, stock incentive or other benefit, or (iv) result in any “parachute” payment under Section 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered.

3.14                        No Undisclosed Liabilities.  Except as set forth in Schedule 3.14, the Business does not have any material Liabilities or obligations which would be required to be set forth in the Proforma Financial Statements prepared in accordance with GAAP, and

Seller’s normal practices for the Business subject to the provisos set forth in Section 3.3, except for liabilities and obligations (a) reflected or reserved for in the Proforma Financial Statements or disclosed in the notes thereto, (b) that have arisen since July 3, 2014 in the ordinary course of the operations of the Business, (c) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

3.15                        Intellectual Property.

(a)                                 Schedule 3.15(a) sets forth a complete list of all Patents, registered trademarks, trade names, service marks, assumed names, registered copyrights, domain names and all applications therefor owned, filed or licensed by Seller, in each case, which are material to the Business as of the date hereof, and, with respect to registered trademarks, all jurisdictions in which such trademarks are registered.  Schedule 3.15(a) contains a complete list, as of the date hereof, of all material Contracts, other than licenses of commercially available off-the-shelf software, confidentiality agreements and employee confidentiality and invention assignment agreements, pursuant to which the Seller obtains or grants the right to use any Business Intellectual Property.  Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on Seller, Seller is in compliance with Patent and trademark marking requirements with respect to Business Intellectual Property that is issued, granted or registered by or with a Governmental Entity.

(b)                                 Except as set forth on Schedule 3.15(b), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the consummation of the transactions contemplated by this Agreement will not impair any right to use any Intellectual Property used in the Business, (ii) all Intellectual Property used in the Business and owned by Seller is owned by Seller free and clear of all Liens, other than Permitted Liens, (iii) Seller owns or has the right to use all of the Intellectual Property used in the conduct of the Business, (iv) no material written claims have been asserted or threatened in writing by any Person with respect to the ownership or use by Seller of the Intellectual Property used in the Business and Seller has not received any notice in writing that the use by Seller of the Intellectual Property used in the Business  infringes upon any proprietary rights of any other Person, (v) no party to any material license or royalty agreement to which Seller is a party is in breach or default thereof and no such agreement is subject to any notice of termination given or to the Knowledge of Seller, threatened, (vi) all Patents in the name of any current or former employee of Seller in respect of inventions related to the Business have been assigned to Seller, (vii) to the Knowledge of Seller, the conduct of the Business by Seller does not infringe any intellectual property rights of any third party; (viii) none of the Business Intellectual Property, nor Seller’s ownership interest therein, is subject to any settled, pending or threatened (including in the form of offers to obtain a license) action, suit, proceeding, or claim (including any oppositions, interferences or re-examinations) (A) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; or (B) challenging the validity, enforceability, registrability or ownership of any Business Intellectual Property or Seller’s rights with respect to any Business Intellectual Property; and Seller has not received any written notice to such effect; (ix) Seller’s existing Patents related to the Business are valid and enforceable; (x) Seller has not made any currently pending claim of a violation or infringement by others of its rights to or in connection with the Business Intellectual Property that is owned by Seller; and (xi) it is the general practice of Seller to require each Business Employee whose duties include engineering and who designs and develops Seller’s products to execute a confidentiality and patent rights assignment agreement, substantially in the form made available to Buyer prior to the date hereof, which agreement conveys to Seller the right, title and interest in all intellectual property developed by such employee.

3.16                        Inventory.  Except as set forth on Schedule 3.16: (a) the Inventory is, in all material respects, of a quality usable and saleable in the ordinary course of business, merchantable and fit for the purposes intended; (b) all Finished Products in Inventory are materially free of any defect; (c) as of the Closing, the Inventory comprising the Purchased Assets will be sufficient to satisfy the contractual requirements of the Business, and the amount of Inventory is at levels consistent with past practice; and (d) the Inventory is carried in the books and records at an amount that is not in excess of the lower of its cost or its current fair market value and is saleable at prices at least equal to the value thereof in the books and records.

3.17                        Employment Matters.  Except as set forth in Schedule 3.17:

(a)                                 Except for the Collective Bargaining Agreement, there are no collective bargaining agreements or other agreements with any labor union or other bargaining unit relating to Business Employees.

(b)                                 There is no pending or, to the Knowledge of Seller, threatened, and since December 31, 2012, there have been no strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption with respect to the Business.

(c)                                  In the past three (3) years, no union or group of employees of Seller has, with respect to the Business, sought to organize any Business Employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with Seller or filed a petition for recognition with any governmental body;

(d)                                 As of the date hereof, no collective bargaining agreement is being negotiated by Seller with respect to the Business Employees.

(e)                                  With respect to Business Employees, Seller is in compliance in all material respects with all legal requirements relating to labor and employment, including all legal requirements relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; hours of work; payment of wages; immigration; workers’ compensation; working conditions; occupational safety and health; family and medical leave; data privacy and data protection; and relating to:  (A) the legal eligibility to work for all employees, (B) proper classification of each “independent contractor,” consultant, subcontractor or other contingent worker, and (C) each employee classified as “exempt” from overtime.

(f)                                   Within the three (3) years preceding the date of this Agreement, Seller has not, with respect to Business Employees, failed to provide advance notice of layoffs or terminations as required by the WARN Act or any state or local legal requirements regarding the termination or layoff of employees and has not incurred any liability or obligation under such legal requirements.

3.18                        Technical Information.  Except as set forth in Schedule 3.18, there exists no material undocumented manufacturing or assembly procedure nor any variance between manufacturing drawings included in the Business Intellectual Property and the actual manufacturing and assembly practices of the Business.

3.19                        Warranties; Product Liability.

(a)                                 To Seller’s Knowledge, except as set forth on Schedule 3.19(a), all goods and products designed, manufactured or repaired by the Business within the past four (4) years were designed, manufactured or repaired, as the case may be, in material compliance with all contractual requirements, all applicable laws and applicable underwriters and industry standards and codes, if any, except for such noncompliance as would not materially affect the value or use of such goods and products or the adequacy of such repairs.

(b)                                 Except as set forth in Schedule 3.19(b), there is not currently any action, suit, proceeding, claim or investigation pending or, to the Knowledge of Seller, threatened in writing, against Seller for product liabilities, breach of warranty or otherwise relating to the safety or fitness or quality of the goods or products designed, manufactured or repaired by the Business.

3.20                        Absence of Sensitive Payments.  Seller has not (a) made any unlawful payments or bribes to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the Foreign Corrupt Practices Act of 1977 of the United States or any other applicable anti-corruption Law; (b) established or maintained any unlawful fund; or (c) directly or indirectly, made any payments to any governmental official for the purpose of obtaining or retaining business.

3.21                        Open Orders. Except as set forth in Schedule 3.21, all Open Orders are valid, binding and in full force and effect and neither Seller nor, to the Knowledge of Seller, the other party thereto is in default thereunder.

3.22                        Backlog.  Schedule 3.22 accurately sets forth the backlog of orders for the products and services of the Business as of a date five (5) Business Days prior to the date hereof (the “Backlog”).  The Backlog is based on valid and existing orders received from customers of the Business and does not include blanket orders that do not specify a definite quantity and specific delivery dates. None of the orders included in the Backlog have been cancelled or modified in a manner that would have a material impact on the Backlog, and, no customer has given Seller written notice that it intends to cancel or so modify any such orders.

3.23                        Insurance.  Schedule 3.23 sets forth a list of all insurance policies relating to the Business held by or on behalf of Seller as of the date hereof and of all public liability insurance policies  relating to the Business held by or on behalf of Seller for the past three years, copies of which have been supplied to Buyer.  Such policies are sufficient in all material respects for compliance by Seller with the requirements of all of the Material Contracts.

3.24                        Suppliers. Schedule 3.24 sets forth a true and complete list of the twenty (20) largest suppliers of the Business (“Material Suppliers”), based upon aggregate payments of the Business to such Persons, during each of the following periods: (i) the four months ended April 30, 2014 and (ii) the twelve months ended December 31, 2013, together with the aggregate amount of payments attributable to such Material Supplier for each such period.  Seller has not received any written notice that any Material Supplier has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

3.25                        ITAR.  As of the date of this Agreement and as of the Closing Date (i) Seller is and will continue to be a “U.S. person” as defined in ITAR, and (ii) Seller is not and will continue not to be a “foreign national” as that term is used in the EAR.

3.26                        Exclusivity of Representations.  The representations and warranties made by Seller in this Agreement (including all exhibits and schedules), the Seller Transaction Agreements and any certificates issued by Seller at Closing, are the exclusive representations and warranties made by Seller.  Seller hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever, including without limitation, any representation or warranty regarding any pro forma financial information, financial projections or other forward-looking statements relating to the Business.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

4.1                               Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite power and authority to own or lease and operate its assets and to carry on its business in the manner that they were conducted immediately prior to the date of this Agreement.

4.2                               Authority of Buyer; Conflicts.  (a)  Buyer has the requisite power and authority to execute, deliver and perform this Agreement and each of the Buyer Transaction Agreements.  The execution, delivery and performance of this Agreement and the Buyer Transaction Agreements by Buyer have been duly authorized and approved by Buyer’s governing body and do not require any further authorization or consent of Buyer or its equityholders.  This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Transaction Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)                                 Except as set forth on Schedule 4.2(b):

(i)                                     The execution and delivery by Buyer of this Agreement and each Buyer Transaction Agreement, and the performance by Buyer of its obligations hereunder or thereunder, do not and will not conflict with or result in any violation of or default under: (A) any provision of the organizational documents of Buyer; (B) any provision of applicable Law relating to Buyer or (C) any provision of any order, arbitration award, judgment or decree to which Buyer is subject; and

(ii)                                  the execution and delivery by Buyer of this Agreement and each Buyer Transaction Agreement, and the performance by Buyer of its obligations hereunder or thereunder, does not and will not (A) require a consent, approval or waiver from, or notice to, any party to any material Contract to which Buyer or any Affiliate thereof is a party, (B) result in a material breach of or cause a material default under any provision of a Contract to which Buyer or any Affiliate thereof is a party, or (C) except as required under the antitrust laws of foreign jurisdictions or ITAR, require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

4.3                               No Litigation or Regulatory Action.  Except as set forth on Schedule 4.3:

(a)                                 There are no material lawsuits, claims, suits, proceedings, arbitrations, mediation, governmental inquiries, or investigations pending or, to the knowledge of Buyer, threatened against Buyer or its Affiliates which would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated hereby; and

(b)                                 There is no lawsuit, claim, proceeding, governmental inquiry or investigation pending or, to the knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Buyer Transaction Agreements.

4.4                               No Brokers.  Except for any fees to be paid to RBC Capital Markets and Barclays PLC, which shall be paid by Buyer, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.5                               Financial Ability.  Buyer has, and will have on the Closing Date, the financial ability (whether through cash, available lines of credit or other sources) to consummate the transactions contemplated by this Agreement and operate the Business.  Buyer acknowledges that the obtaining of any financing is not a condition precedent to consummate the transactions contemplated hereby.

4.6                               Service Acknowledgment.  Buyer acknowledges that Seller and/or its Affiliates provide the services and support to the Business set forth in the Transition Services Agreement, the Supply Agreement and the Subleases which services and support are necessary for the ongoing operation of the Business.  Accordingly, in order to conduct the Business in a manner similar to that conducted by Seller, after termination of the Transition Services Agreement (or any portion thereof) the Supply Agreement (or any portion thereof) or the Subleases (or any portion thereof), Buyer must provide the services and support described in the Transition Services Agreement, the Supply Agreement and the Subleases, as applicable.

4.7                               Buyer’s Reliance.  Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Purchased Assets without any representation or warranty as to merchantability or fitness for any particular purpose of the Purchased Assets, in an “as is” condition and on a “where is” basis, except as expressly represented or warranted in Section 3 of this Agreement.  Except for the representations and warranties contained in this Agreement (including all exhibits and schedules), the Seller Transaction Agreements and any certificates issued by Seller at Closing, Buyer acknowledges that none of Seller nor any other Person has made, and Buyer has not relied on any express or implied representation or warranty by or on behalf of Seller, and that none of Seller or any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty regarding (i) any pro forma financial information, financial projections or other forward-looking statements of the Business or any information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby, (ii) any other information regarding the Business furnished or made available to Buyer during the due diligence process, or (iii) the accuracy or completeness of any such information described in the foregoing clauses (i) and (ii), and Buyer will make no claim with respect thereto.

4.8                               ITAR.  As of the date of this Agreement and as of the Closing Date (i) Buyer is and will continue to be a “U.S. person” as defined in ITAR, and (ii) Buyer is not and will continue not to be a “foreign national” as that term is used in the EAR, and transfers to Buyer of Seller’s technical data and technology will therefore not effect an “export” of such technical data and technology under either the ITAR or the EAR.

4.9                               Exclusivity of Representations.  The representations and warranties made by Buyer in this Agreement (including all exhibits and schedules), the Buyer Transaction Agreements and any certificates issued by Buyer at Closing, are the exclusive representations and warranties made by Buyer.  Buyer hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever.

SECTION 5

ACTIONS PRIOR TO THE CLOSING DATE

Buyer and Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

5.1                               Access to Information.  Subject to applicable Law and Buyer’s compliance with the Confidentiality Agreement, Seller shall permit Buyer and its representatives to have reasonable access to the Purchased Assets and the Business, during regular business hours and upon reasonable advance written notice, to the extent Buyer shall reasonably deem necessary or desirable; provided, however, that Seller shall not be required to violate any obligation of confidentiality to a third party to which Seller is subject in discharging its obligations pursuant to this Section 5.1 (provided that Seller uses commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure) nor shall the foregoing require Seller to permit any inspection, or to disclose any information, that reasonably could be expected to result in the disclosure of any trade secrets.  Buyer agrees that such investigation shall be conducted in such a manner as not to unreasonably interfere with the operations of Seller, and Buyer and its representatives shall not initiate contact with any of the Business Employees, without the prior written consent of an Authorized Representative of Seller, and any such communications permitted by Seller shall be made in the presence of an Authorized Representative of Seller; provided, that Seller hereby consents to Buyer and its representatives speaking with the Integration Committee representatives and the other Business Employees set forth on Schedule 5.1.  Seller shall permit Buyer and its representatives to conduct a Phase I environmental site assessment of the Subleased Property; however, Buyer shall not be authorized to conduct any Phase II investigation or any sampling or testing of environmental media or building materials.

5.2                               Consents of Third Parties; Governmental Approvals.

(a)                                 Buyer and Seller will act diligently and reasonably to secure, before the Closing Date, the Required Consents; provided, however, that, except as otherwise expressly provided herein, Seller and Buyer shall not be required to incur any financial or other obligation in connection therewith (other than normal and customary transaction costs and filing fees not otherwise required hereby to be incurred by the other party).

(b)                                 During the period prior to the Closing Date, Buyer and Seller shall cooperate with each other and shall use their commercially reasonable efforts to secure any consents and approvals of any Governmental Authority required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 7.2 and Section 8.2.

(c)                                  Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur (including, without limitation, the use of commercially reasonable efforts to execute any documents reasonably requested by either party hereto and to satisfy such party’s conditions to Closing set forth herein).  Without limitation of the foregoing, each party shall use its commercially reasonable efforts to cause the Closing to occur by December 31, 2014.

(d)                                 During the period prior to the Closing Date, Buyer and Seller shall cooperate with each other and shall use their commercially reasonable efforts to obtain any novations, transfers or other agreements, consents, approvals or waivers necessary for the assignment, transfer and/or novation of any Assigned Contract, or the portion of any Partially Assigned Contract included in the Purchased Assets, or any right or benefit arising thereunder or resulting therefrom (collectively, the “Contract Assignment Consents”).

(e)                                  In the event that any and all Contract Assignment Consents shall not have been obtained prior to the Closing Date, then as of the Closing, this Agreement, to the extent permitted by Law, shall constitute full and equitable assignment by Seller to Buyer of all right, title and interest of Seller in and to, and all Assumed Liabilities of Seller under, such Assigned Contracts or the portion of such Partially Assigned Contracts included in the Purchased Assets, and Buyer shall be deemed Seller’s agent for purpose of completing, fulfilling and discharging all Assumed Liabilities of Seller from and after the Closing Date under any such Assigned Contract or applicable portion of any such Partially Assigned Contract.  The parties shall take all necessary steps and actions to provide Buyer with the benefits of such Assigned Contracts and the applicable portions of such Partially Assigned Contracts, and to relieve Seller of the Assumed Liabilities thereunder, including entry into subcontracts for the performance thereof.  Subject to Section 5.2(f), Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all obligations and liabilities of Seller relating to such performance or failure to perform Assumed Liabilities under such Assigned Contracts and the applicable portions of such Partially Assigned Contracts.  Notwithstanding the foregoing, Seller shall remain liable for the performance and other obligations under any Partially Assigned Contracts to the extent they relate to the Other Business.

(f)                                   In the event that Seller shall be unable to make the equitable assignment described in Section 5.2(e), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Seller or Buyer under any such Assigned Contract or Partially Assigned Contract, or would not assign all of the rights of Seller thereunder at the Closing, Seller and Buyer shall continue to cooperate and use all reasonable efforts to provide Buyer with all of Seller’s rights.  To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use its commercially reasonable efforts (without the expenditure, in the aggregate, of any material sum) to (i) provide to Buyer, at the request of Buyer, the benefits of any such Assigned Contract or applicable portion of any such Partially Assigned Contract, in each case to the extent related to the Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Assigned Contract or applicable portion of any such Partially Assigned Contract against any third party (including any Governmental Authority), including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer.  To the extent that Buyer is provided the benefits of any Assigned Contract or applicable portion of any Partially Assigned Contract referred to herein (whether from Seller or otherwise), Buyer shall perform at the direction of Seller and for the benefit of any third party (including any Governmental Authority), and shall assume the Assumed Liabilities of Seller thereunder or in connection therewith.  Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all liabilities and obligations of Seller relating to Buyer’s performance or failure to perform such Assumed Liabilities.  In the event of a failure of such indemnity, after written notice and a fifteen (15) day period to cure such breach (or if Buyer has begun curing such breach within such fifteen-day period and continues to diligently pursue such cure, such longer period reasonably necessary for cure), Seller shall cease to be obligated under this Agreement in respect of the Assigned Contract or applicable portion of the Partially Assigned Contract which is the subject of such failure.

(g)                                  Except as otherwise provided herein, the obligations of the parties under this Section 5.2 shall not include any requirement of Seller or Buyer to expend money (other than normal legal and professional fees or filing fees), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

5.3                               Operations Prior to the Closing Date.  During the period from the date hereof to the Closing Date, except as required by Law or as required by this Agreement, Seller shall:

(a)                                 Except as set forth on Schedule 5.3(a), (i) operate and carry on the Business in the ordinary course of business in substantially the same manner as heretofore conducted, (ii) use commercially reasonable efforts to preserve intact its business organizations primarily related to the Business, keep available the services of executive officers and key employees of the Business and preserve its current business relationships with the customers of the Business, and (iii) use commercially reasonable efforts to  maintain the condition of the personal property that constitutes Purchased Assets in all material respects, subject to reasonable wear and tear.

(b)                                 Without limiting the provisions of Section 5.3(a), except as set forth on Schedule 5.3, as otherwise contemplated by this Agreement or with the written approval of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the Closing Date, Seller shall not do any of the following:

(i)                                     make any material change in the fundamental nature of the Business or its operations, except such changes as may be required to comply with any applicable Law;

(ii)                                  make any capital expenditure in relation to the Business or enter into any contract or commitment therefor in excess of $250,000 individually or $1,000,000 in the aggregate, except in the ordinary course of business;

(iii)                               enter into any Contract in relation to the Business for the purchase or lease (as lessor or lessee) of real property other than in connection with the Other Oklahoma Operations;

(iv)                              sell, lease (as lessor), transfer or otherwise dispose of, mortgage or pledge or impose any Lien (other than Permitted Liens) on any of the Purchased Assets, other than sales or other disposition of Inventory in the ordinary course of business and personal property sold or otherwise disposed of in the ordinary course of business which is excess, obsolete or is not material to the Business;

(v)                                 institute any increase in, or adopt any new, profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, severance, termination, welfare or other Benefit Plan with respect to Business Employees, other than as required by any such existing plan, or by any existing employment or collective bargaining agreement or by applicable Law;

(vi)                              institute any increase in the compensation of any Business Employee other than changes made in accordance with normal compensation practices and consistent with past practices of Seller, or as required by any existing employment or collective bargaining agreement or by applicable Law;

(vii)                           enter into any Contract which would be included in the definition of Assigned Contracts or Partially Assigned Contract or breach or make any material modification to any existing Assigned Contract or Partially Assigned Contract, in each case other than any Contracts with, or any modifications which extend any Contract by, a term of less than one year, and which involve $2,000,000 or less with regard to the Business, and are entered into or modified in the ordinary course of business consistent with past practices;

(viii)                        waive or release any rights of material value relating to the Business and which would otherwise be a Purchased Asset;

(ix)                              terminate the employment of any Business Employee (except for terminations in the ordinary course of business and consistent with past practice) or offer employment or agree to offer employment to any person who would, by virtue of such offer, become a Business Employee other than hiring in the ordinary course of business to fill the positions listed on Schedule 5.3 or to replace employees whose employment terminates or is suspended after the date hereof;

(x)                                 commence, settle or compromise any litigation, action or proceeding with respect to the Business, except for (A) routine collection of receivables, (B) proceedings to enforce this Agreement against Buyer or Buyer Parent resulting from Buyer’s or Buyer Parent’s breach of this Agreement, (C) any litigation, action or proceeding that would not have a material effect on the Purchased Assets or the Assumed Liabilities or Buyer’s future conduct of the Business, (D) settlements involving only monetary remedies that are Excluded Liabilities or any other remedies that would not have a material effect on the Purchased Assets or the Assumed Liabilities or Buyer’s future conduct of the Business, or (E) any settlement of the Gulfstream Arbitration or any Existing Claim involving only monetary remedies that are Excluded Liabilities or any other remedies that would not have a material effect on the Purchased Assets or the Assumed Liabilities or Buyer’s future conduct of the Business;

(xi)                              other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage with respect to the Business or fail to renew any material existing insurance policies covering the Business;

(xii)                           amend in a manner that adversely impacts the ability of the Business to conduct its business, terminate or allow to lapse any material Permit that would be a Purchased Asset;

(xiii)                        fail to maintain Inventory of the Business in accordance with contractual requirements, and consistent with past practice; or

(xiv)                       agree, whether in writing or otherwise, to do any of the foregoing.

5.4                               Confidentiality.

(a)                                 The terms of the Confidentiality Agreement relating to use and disclosure of Evaluation Material (as defined therein) are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time the provisions thereto relating to use and disclosure of Evaluation Material and the obligations of Buyer under this

Section 5.4 shall terminate; provided, that, notwithstanding the foregoing, (i) the terms of the Confidentiality Agreement other than those relating to use and disclosure of Evaluation Material shall remain in full force and effect following the Closing, including, without limitation, provisions with regard to restrictions against trading in securities of Seller or Holdings and soliciting employees of Seller and (ii) the Confidentiality Agreement shall remain in full force and effect with regard to information that relates to the Excluded Assets, the Excluded Liabilities or the Other Business.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in respect of confidential information in accordance with its terms.  Buyer agrees that, if it discovers that after the Closing Date that any Transferred Employee possesses any Seller confidential or proprietary document which Buyer is not entitled to possess under this Agreement or the Transition Services Agreement or other Buyer Transaction Agreement, Buyer will return it to Seller.

(b)                                 From and after the Closing Date, unless otherwise required by Law, Seller and its Affiliates and their respective officers, agents and representatives, will hold in strict confidence and not use (i) all information obtained from Buyer, its officers, agents or representatives, and will promptly return to Buyer all documents obtained from Buyer and all copies of such documents made by such Seller and its officers, agents and representatives, or, alternatively, if requested by Buyer, will destroy all such documents and copies, as well as all analysis, compilations, summaries, studies or other documents prepared by the Seller and its officers, agents and representatives, which contain information obtained from Buyer, its officers, agents or representatives relating to the Business, the Purchased Assets or the Assumed Liabilities (but not, for the avoidance of doubt, the Other Business); and (ii) any non-public, confidential or proprietary information, data, documents, agreements, files and other materials, to the extent related to the Purchased Assets, the Business or the Assumed Liabilities (but not, for the avoidance of doubt, information, data, documents, agreements, files and other materials related to the Other Business, the Excluded Assets or the Excluded Liabilities), except that Seller may use any such information that it is permitted to retain hereunder for financial reporting purposes, for tax purposes, legal defense or prosecution purposes or otherwise in connection with the Excluded Assets or the Excluded Liabilities, so long as it remains subject to confidentiality restrictions at least equal to those set forth in the Confidentiality Agreement with respect to the confidentiality of Evaluation Material.   Seller agrees that, if it discovers that after the Closing Date that any employee of Seller possesses any Buyer confidential or proprietary document (including any such document which is a Purchased Asset) which Seller is not entitled to possess under this Agreement or the Transition Services Agreement, Seller will return it to Buyer.

5.5                               Notification of Certain Matters.

(a)                                 From time to time prior to the Closing, Seller shall have the right, upon written notice to Buyer, to supplement, amend or create any Schedule associated with Section 3 of this Agreement (any such supplemental, amended or new Schedule, an “Updated Schedule”) with respect to the occurrence or non-occurrence of any event or the existence of any fact or condition arising after the date hereof that would cause or constitute a breach of any of its representations or warranties.  Except solely to the extent set forth in Section 5.5(b), for purposes of determining the accuracy of the representations and warranties of Seller contained in Section 3 for purposes of determining satisfaction of the conditions set forth in Section 7.1 or Seller’s indemnity obligations under Section 9, except as agreed in writing by Buyer, the Schedules delivered by Seller shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any new information contained in any Updated Schedule.

(b)                                 In the event Seller delivers to Buyer any Updated Schedule that reflects any occurrence or non-occurrence or the existence of any fact or condition that would, individually or in the aggregate, allow Buyer to terminate this Agreement pursuant to Section 10.1(a)(iii) and Seller informs Buyer in writing at the time of delivery of such Updated Schedule that it has determined such occurrence, non-occurrence, fact or condition triggers Buyer’s termination right, and Buyer does not exercise its right to terminate this Agreement on the basis of such occurrence, non-occurrence, fact or condition within ten (10) days of Buyer’s receipt thereof, Buyer will be deemed to have waived its right to terminate this Agreement pursuant to Section 10.1(a)(iii) with regard to such occurrence, non-occurrence, fact or condition and to have accepted such Updated Schedule, and such Updated Schedule shall be deemed to have amended Seller’s Schedules with respect to all the representations and warranties referenced in such Updated Schedule and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such occurrence, non-occurrence, fact or condition, including for the avoidance of doubt, for purposes of determining satisfaction of the conditions set forth in Section 7.1 and Seller’s indemnity obligations under Section 9.

SECTION 6

ADDITIONAL AGREEMENTS

6.1                               Use of Names.

(a)                                 Nothing herein shall be construed as granting Buyer a license in or to any trademarks, service marks or trade names belonging to Seller or its Affiliates (collectively, the “Marks”).  Notwithstanding anything to the contrary in this Agreement, Buyer may not use the Marks, or any portion thereof, or any mark confusingly similar thereto, after the Closing Date except as set forth in this Section 6.1.  If any Marks remain on the Purchased Assets transferred to Buyer at Closing, Buyer will have the limited permission to use such Marks for so long as they remain on such Purchased Assets; provided, however, Buyer will take commercially reasonable steps to promptly remove such Marks within three (3) months from the Closing Date.

(b)                                 Buyer acknowledges Seller’s (or its Affiliates’) rights in and title to the Marks and agrees that it shall not do or cause to be done any act that in any manner might infringe, or impair the validity, scope, or title in the Marks.  Buyer shall not acquire nor claim any title to the Marks adverse to Seller (or its Affiliates) by virtue of this Agreement, the parties intending that all use of the Marks by Buyer permitted hereunder shall inure to the exclusive benefit of Seller or its Affiliates.

(c)                                  In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 6.1, Seller may proceed against it in Law or in equity for such damages or other relief as a court may deem appropriate.  Buyer acknowledges that a violation of this Section 6.1 would cause Seller irreparable harm which may not be adequately compensated for by money damages.  Buyer therefore agrees that in the event of any actual or threatened violation of this Section 6.1, Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order, preliminary and final injunctive relief or any other equitable remedy against Buyer or such Affiliate of Buyer to prevent any violations of this Section 6.1, without the necessity of posting a bond and without proof of actual damages or inadequacy of money damages.

6.2                               Employees; Employee Benefits.

(a)                                 List of Business Employees.  Schedule 6.2(a) sets forth a complete and correct list of Business Employees as of November 26, 2014, whether or not actively employed (e.g., including employees on vacation or a leave of absence, including maternity, family, sick, short-term or long-term disability leave, and temporary layoff), together with their principal work location, hire date and annual salary or wage rate, pension, union membership, bonus entitlements, and active or inactive status.  Schedule 6.2(a) was provided to Buyer on November 26, 2014.  No later than fifteen (15) Business Days after the date hereof, Seller shall deliver to Buyer a true, correct and complete update of Schedule 6.2(a) as of such date.  At all times, no employee shall be included on Schedule 6.2(a) if that employee does not meet the definition of Business Employee provided in Section 12.1 of this Agreement.

(b)                                 Hiring of Employees.  Buyer shall offer employment as of the Closing Date to each Business Employee identified on Schedule 6.2(a) (whether salaried or hourly, union or non-union, and full-time or part-time), whether or not actively employed on the Closing Date (e.g., including employees on vacation, leave of absence, including maternity, family, sick, short-term or long-term disability leave, and temporary layoff) at the Business’ facility in Tulsa, Oklahoma on at least the same base compensation as that which is in effect immediately prior to the Closing Date and with benefits on terms and conditions provided to similarly situated employees of the Buyer, provided, however, that Buyer shall not be permitted to make offers of employment to the employees listed on Schedule 6.2(b).  With respect to each such Business Employee who accepts Buyer’s offer of employment by a date specified in the offer itself, which shall be not less than three (3) nor more than ten (10) days after the date on which the offer is issued (a “Transferred Employee”), Buyer shall (i) maintain for twelve (12) months after the Closing Date no less than the same base compensation in effect at the Closing Date, except to the extent that different terms are negotiated through collective bargaining for union-represented Transferred Employees, and (ii) credit periods of service with Seller and its Affiliates (and predecessor employers to the extent provided under the Benefit Plans) prior to the Closing for purposes of determining eligibility and vesting (and benefit entitlement with respect to severance and time off pursuant to Sections 6.2(e) and 6.2(g), but otherwise not for purposes of benefit accruals) under all compensation and benefit plans, programs and policies maintained by Buyer for the benefit of such employees after the Closing.  Notwithstanding the foregoing, Buyer shall not be prohibited by this Section 6.2(b) from terminating the employment of any Transferred Employee following the Closing Date, subject, however to Buyer’s obligation under Sections 6.2(d) and 6.2(e) and Buyer’s compliance with all applicable Laws or agreements to which Buyer is a party or by which it is bound.  Business Employees who are on approved leaves of absence at the time they accept an offer of employment from Buyer shall become Transferred Employees as of the date they return from such leave of absence.  Any Business Employees who are offered employment by Buyer but do not accept that offer on or before a date specified in the offer, shall not be considered Transferred Employees and Buyer shall have no obligation to hire any such Business Employee.  Buyer shall have no obligation to make offers of employment to any employees of Seller who do not meet the definition of Business Employee included in Section 12.1 of this Agreement. Buyer shall provide Seller with periodic updates on which Business Employees have accepted offers of employment with Buyer.

(c)                                  Health Coverages; Workers’ Compensation.  Without limiting the scope of Section 6.2(a), Buyer shall cause each Transferred Employee (and his or her “eligible dependents”, as defined in the Benefit Plans) to be covered following the Closing by a new group health plan that provides health benefits (within the meaning of Section 5000(b)(1) of the Code) that (i) comply with the provisions of Section 6.2(b) with respect to Transferred Employees, (ii) does not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Employee or dependent (other than any limitation already in effect under Seller’s group health plan), or on the basis of any other exclusion or waiting period not in effect under the corresponding plan of Seller, and (iii) provides each Transferred Employee full credit, for the year during which the Closing occurs, for any deductible already incurred by the Transferred Employee under Seller’s group health plan and for any other out of pocket expenses that count against any maximum out of pocket expense provision of Seller’s or Buyer’s group health plan or medical plan.  Buyer shall assume responsibility for all amounts payable by reason of, or in connection with, any and all medical and dental claims incurred by any Transferred Employee or his or her eligible dependents after the Closing and shall assume responsibility for workers’ compensation claims (including medical, disability, permanency and expense claims) incurred by any Transferred Employee or his or her eligible dependents after the Closing, and shall take all necessary and appropriate action to adopt or designate a workers’ compensation program to cover Transferred Employees as required by state law.  For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose.

(d)                                 Retirement Plans.  As soon as reasonably practicable following the Closing, but in no event later than ninety (90) days after the Closing, Buyer shall contribute the Benefit Amount as a fully vested contribution to the accounts of the Transferred Employees in Buyer’s tax-qualified retirement plan.  Buyer shall allocate the Benefit Amount in accordance with the backup materials and work papers provided by Seller.  In the event that Buyer is prohibited from contributing any portion of the Benefit Amount to its tax-qualified retirement plan in respect of any Transferred Employee by the ninetieth (90th) day after the Closing due to Code limitations, Buyer shall pay the applicable portion of the Benefit Amount as a taxable cash payment to the affected Transferred Employee.

(e)                                  Severance.  Without limiting the scope of Section 6.2(b), with respect to each Transferred Employee whose employment is terminated by Buyer within twelve (12) months after the Closing Date, Buyer shall provide severance benefits which are no less favorable than those severance benefits for which similarly situated employees of Buyer (excluding the Transferred Employees) are eligible and the amount of such severance benefits shall take into account the period of employment with Seller and its Affiliates (and predecessor employers) prior to the Closing and with Buyer and its Affiliates following the Closing.

(f)                                   WARN and Corresponding State Laws.  No later than the Closing Date, Seller shall provide Buyer with a list of former Business Employees who incurred an “employment loss” (within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN Act”)) within the ninety (90) days preceding the Closing Date as well as any employees of Seller, whether or not Business Employees, who Seller believes are reasonably likely to incur an employment loss in connection with the transactions contemplated herein, including (1) any Business Employee who will suffer an employment loss as a result of failing to accept an offer of employment from Buyer on or before the date specified in the offer and (2) any employee of Seller who is not a Business Employee who will suffer an employee loss in connection with changes in personnel made as a result of the transactions contemplated herein.  Seller shall make any filings and shall deliver any notices required in connection with any “employment losses” occurring under the WARN Act or similar state law prior to the Closing Date by Business Employees, excluding any “employment losses” resulting, directly or indirectly, from Buyer’s breach of any of its obligations in this Section 6.2, but including employment losses incurred by Business Employees resulting, directly or indirectly, from Seller’s breach of any of its obligations in this Section 6.2  (“Seller Employment Losses”).  Buyer shall make any filings and shall deliver any notices required in connection with any “employment losses” occurring under the WARN Act or similar state law (i) on or after the Closing Date with respect to the Transferred Employees or other employees of Buyer and its Affiliates, (ii) before, on or after the Closing Date with respect to the Business Employees resulting, directly or indirectly, from Buyer’s breach of any of its obligations in this Section 6.2 (collectively, “Buyer  Employment Losses”).  Seller shall be solely responsible for and agrees to indemnify, hold harmless and, at the option of Buyer, to defend Buyer from and against any liability, obligation or cost under the WARN Act or any similar state Law with respect to Seller Employment Losses, including attorneys’ fees, arising out of or resulting from any such Seller Employment Losses.  Buyer shall be solely responsible for and agrees to indemnify, hold harmless and, at the option of Seller, to defend Seller from and against any liability, obligation or cost under the WARN Act or any similar state Law with respect to Buyer Employment Losses, including attorneys’ fees, arising out of or resulting from any such Buyer Employment Losses.  For the avoidance of doubt, should liability attach under the WARN Act or any similar state Law with respect to both Seller Employment Losses and Buyer Employment Losses, then Seller and Buyer will each be responsible for their respective share of the liabilities, obligations or costs associated with the Seller Employment Losses and Buyer Employment Losses, respectively, and attorneys’ fees shall be allocated according to the ratio that the Seller Employment Losses and Buyer Employment Losses, respectively, bear to the sum of the Seller Employment Losses and Buyer Employment Losses.  Any liability, including attorneys’ fees, arising from allegations that Business Employees suffered employment losses because Buyer’s offers under Section 6.2(b) did not constitute offers of comparable employment under the WARN Act or any similar state Law shall be shared equally between Buyer and Seller, provided that such employment losses are not the result of either party’s breach of its obligations under Section 6.2 and further provided that if the parties retain separate counsel to defend such a claim, each party shall bear the expense of the counsel that it retained.

(g)                                  Accrued Time Off.  Effective as of the Closing, Buyer agrees to recognize all accrued earned time off balances and to assume all liability therefore (“Accrued Time Off”) of Transferred Employees and to recognize such employees’ service with Seller and its Affiliates (and predecessor employers to the extent provided under Seller’s policies) for purposes of earned time off accrual under Buyer’s policies. Buyer will provide Transferred Employees the option to cash-out their earned time off at Closing and will pay all amounts due to any Transferred Employee who exercises the option. Buyer agrees to allow all Transferred Employees to utilize Accrued Time Off regardless of any maximums for carryovers under Buyer’s policies for a period of two (2) years following the Closing. Buyer agrees to indemnify, hold harmless, and, at the option of Seller, to defend Seller from any Liability, including attorneys’ fees, arising from or relating to the non-payment of Accrued Time Off, in accordance with Section 9.3, provided that Buyer shall not indemnify, hold harmless or defend Seller for any Liability or claims arising from or relating to allegations that Seller incorrectly calculated the amount of Accrued Time Off to which a Transferred Employee is entitled.

(h)                                 Individual Agreements.  Without limiting the scope of Section 6.2(b) and Section 6.2(d), Buyer shall assume each of the individual employment, retention, severance or similar agreements listed on Schedule 6.2(h) and all obligations thereunder.

(i)                                     Bonuses.  With respect to non-union Transferred Employees (i) in respect of any periods in progress as of the Closing Date, Seller shall pay such Transferred Employees a pro-rated portion of any bonuses otherwise payable under the applicable Benefit Plans in an amount, and at such time as, determined by Seller in its sole discretion, and (ii) following the Closing, and subject to Section 6.2(b), such Transferred Employees shall participate in any bonus programs that Buyer may establish for their benefit.

(j)                                    Flexible Spending Accounts.  Effective as of the Closing Date, Buyer shall, with respect to each Transferred Employee, establish flexible spending accounts for medical and dependent care expenses, and shall credit such accounts with the amount credited as of the Closing Date under comparable accounts maintained under Seller’s Benefit Plans from the beginning of the plan year to the Closing Date.  As soon as practicable after the Closing Date, (i) Seller shall pay, or cause to be paid, to Buyer in cash the amount, if any, by which aggregate contributions made by Transferred Employees to Seller’s flexible spending accounts exceeded the aggregate benefits provided to Transferred Employees as of the Closing, or (ii) Buyer shall pay to Seller in cash the amount, if any, by which aggregate benefits provided to Transferred Employees under Seller’s flexible spending accounts exceeded the aggregate contributions made by Transferred Employees as of the Closing.

(k)                                 No Third Party Beneficiary.  Nothing herein is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including, without limitation, the right of any Transferred Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with Seller or Buyer.

(l)                                     Section 4204 of ERISA.  The transaction contemplated by this Agreement is not intended to qualify for treatment as an asset sale under Section 4204 of ERISA and Seller and Buyer agree that none of the Seller’s contribution history with respect to any such multiemployer pension plan (as defined in Section 3(37) of ERISA) is intended to be transferred to the Buyer.

(m)                             Employee Litigation. Notwithstanding Section 1.2(c)(xi), with respect to any lawsuit or proceeding pertaining to any current or former employee of the Business, to the extent any Governmental Authority or arbitrator awards non-monetary relief to any such employee (including reinstatement), Buyer shall provide such non-monetary relief; provided, that, for the avoidance of doubt, any monetary Liabilities imposed on Seller as a result of any such lawsuit or proceeding shall be Excluded Liabilities.

(n)                                 Collective Bargaining Agreement. Seller agrees to advise Buyer should any grievance or court-filing be instituted against Seller concerning application of the Collective Bargaining Agreement to any aspect of the transaction contemplated in this Agreement and to provide Buyer with regular updates at reasonable intervals concerning the status of such proceedings.  Notwithstanding the foregoing or anything in this Agreement to the contrary, Seller makes no representation or warranty concerning the application of the Collective Bargaining Agreement to any aspect of the transactions contemplated by this Agreement and Buyer shall not be entitled to indemnification by Seller in connection with any action with respect to the Collective Bargaining Agreement.

6.3                                           Non-Solicitation.

(a)                                 For a period of two years following the Closing, Seller and its Affiliates will not, directly or indirectly, employ or attempt to employ (including as a consultant or independent contractor), solicit or divert any person who is, or in the preceding twelve months was, an employee of Buyer at the Facilities (other than employees of Seller or any of its Affiliates prior to the Closing who exercise recall rights with Seller under the Collective Bargaining Agreement).

(b)                                 For a period of two years following the Closing, Buyer and its Affiliates will not, directly or indirectly, employ or attempt to employ (including as a consultant or independent contractor), solicit or divert any person who is, or in the preceding twelve months was, an employee of Seller at the Facilities.  For the avoidance of doubt, this limitation shall not apply to any Business Employee who is offered employment pursuant to Section 6.2(b). This limitation shall also not apply with respect to any employee of Seller who is not a Business Employee but who is displaced in connection with the transactions contemplated by this Agreement pursuant to the “bump and roll” provisions of the Collective Bargaining Agreement; provided, however, that Buyer may not offer employment to any such employee prior the date on which Seller notifies Buyer in writing that Buyer may offer employment to such employee.

6.4                                           Insurance.  Seller will keep insurance policies currently maintained relating to the Business, the Purchased Assets and current or former employees, or suitable replacements therefor, in full force and effect through the Closing Date, and, with respect to Excluded Liabilities shall be responsible for all deductibles and self-insured retentions.  Buyer shall become solely responsible for all insurance coverage and related risk of loss based on events occurring on or after the Closing Date with respect to the Business, the Purchased Assets and Transferred Employees.  Buyer will procure and maintain, including without limitation, aviation products and completed operation coverage, commercial general liability, property and workers’ compensation insurance, in each case in amounts customary for similarly situated companies in the industry in which the Business operates.

6.5                                           Release of Guaranties.  Effective on the Closing Date, Buyer shall take all such commercially reasonable actions as may be reasonably required to obtain the release of Seller from the guaranties of obligations pertaining to the Business as set forth on Schedule 6.5.

6.6                                           Intercompany Work Orders.  All intercompany work orders relating to the Business in existence immediately prior to the Closing Date shall be cancelled on the Closing Date and replaced with purchase orders agreed by Seller and Buyer pursuant to the terms of the Supply Agreement as of the Closing.

6.7                                           Third Party Software.

(a)                                 Seller agrees to provide reasonable assistance to Buyer in order to transfer to Buyer the license rights to the third party software to the extent provided in the Transition Services Agreement.

(b)                                 During the period from the date hereof to the Closing Date, Seller shall prepare its systems and software as necessary to meet its obligations under the Transition Services Agreement to provide access to and/or use of the Required IT (as defined in the Transition Services Agreement).  Seller’s obligations under this Section 6.7(b) shall include creation of a separate company code in SAP systems.  During the period from the date hereof to the Closing Date,  from time to time as reasonably requested by Buyer, Seller shall allow Buyer to perform testing of Buyer’s access to or use of the Required IT, and the functionality of the Required IT, in accordance with the validation milestones set forth in Schedule 7.7.  Seller shall make all systems available for the testing in the quality environment required under Schedule 7.7 (“Testing in Quality”) beginning no later than December 11, 2014 and concluding no later than the later of (i) the end of the day on December 27, 2014 and (ii) four (4) days before Closing.  Upon successful completion of all Testing in Quality, but no sooner than three (3) days before Closing, Seller shall begin the cutover of all systems from Seller’s existing environment into the new production environment.  All cutover testing required under Schedule 7.7 (“Cutover Testing”) shall be completed no later than the day before Closing.  On the Closing Date, Seller shall convert all systems into the new production environment.

6.8                                           Partially Assigned Contracts.  Each party shall use reasonable efforts to enter into arrangements satisfactory to Seller and to Buyer that: (a) assign all of Seller’s rights after Closing relative to the Business (except to the extent related to the Excluded Assets or the Excluded Liabilities) under the Partially Assigned Contracts from Seller to Buyer, (b) cause Buyer to assume all of the Assumed Liabilities under such Contracts, (c) obtain a release of Seller from the relevant vendors of all such Assumed Liabilities, and (d) obtain agreement from such vendors that Buyer is not responsible for any Excluded Liabilities under such Contracts.

6.9                                           Export Controls.  Each party agrees to comply after Closing with applicable export control Laws of the United States and of any other country having lawful jurisdiction over such Party’s export-related activities.  Neither party shall (a) export any items or information from the United States or (b) disclose to any foreign entity (not incorporated in the United States) or to any foreign national who is not a lawful permanent resident of the United

States or protected individual as defined by 8 U.S.C. 1324(a)(3) (e.g., a U.S. citizen, U.S. national, “green card” holder, refugee or asylee), either in the United States or otherwise, any export-controlled or proprietary information unless such party has obtained all necessary and proper export authorization.

6.10                                    Exclusive Dealing.  From the date hereof through the Closing or earlier termination of this Agreement, neither the Seller nor any of its Affiliates shall:

(a)                                 solicit or initiate discussions or engage in negotiations with any Person other than Buyer (whether or not such discussions are initiated by the Seller or its Affiliates), with respect to the possible acquisition of the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise);

(b)                                 provide any information with respect to the Business or the Purchased Assets to any Person other than Buyer relating to the possible acquisition of the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise); or

(c)                                  enter into a transaction with any Person other than Buyer concerning the possible acquisition of the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise);

in each case, other than for the sale or other disposition in the ordinary course of business of assets that would be Purchased Assets.

6.11                        Warranty Claims.

(a)                                 If Buyer receives any claim or demand made by any third Person for a Warranty Liability that is an Excluded Liability (an “Excluded Warranty Claim”), or receives notice from a third Person that it plans to assert or submit an Excluded Warranty Claim, Buyer shall notify Seller in writing, and in reasonable detail, of such Excluded Warranty Claim or of such notice of intent to assert or submit an Excluded Warranty Claim promptly after receipt; provided, however, that the failure of Buyer to provide such notice shall not affect Buyer’s rights under this Agreement except to the extent such failure is actually prejudicial to the rights and obligations of Seller.  To the extent reasonably feasible, Buyer shall also provide Seller with the opportunity to accompany Buyer on the initial inspection of the alleged nonconforming product so that Seller can observe Buyer’s inspection and any tests performed with respect to the alleged nonconforming condition and provide input regarding the necessity and form of any repairs.

(b)                                 If Seller receives an Excluded Warranty Claim (either from Buyer or directly from a third Person), Seller shall, within fifteen (15) days of its receipt of notice of such Excluded Warranty Claim, notify Buyer whether or not Seller intends to contest or attempt to resolve such Excluded Warranty Claim, and provide to Buyer an initial response to any requests for repair, replacement or correction in connection with the Excluded Warranty Claim.  If Seller elects to contest such Excluded Warranty Claim, it shall promptly investigate, provide a response to Buyer and in coordination with Buyer, resolve such Excluded Warranty

Claim.  To the extent (i) Seller fails to respond within fifteen (15) days of Seller’s receipt of notice of such Excluded Warranty Claim confirming in writing that it has elected to contest or attempt to resolve  such Excluded Warranty Claim; (ii) within six (6) months after Seller’s receipt of notice of such Excluded Warranty Claim the claim has not been resolved and Seller has not requested in writing that Buyer initiate a judicial proceeding to recover the costs of remedying the Excluded Warranty Claim from the Person asserting the claim, which proceeding shall be treated as a third Person claim against Buyer under Section 9.5 for which Buyer is entitled to be indemnified (including its costs of initiating the proceeding and other costs of the proceeding to the extent they would be reimbursable under Section 9) with the Seller as Indemnitor and Buyer as Indemnified Party; or (iii) there has been a final determination in the action requested by Seller that there is a valid Excluded Warranty Claim, then Seller shall promptly reimburse Buyer for its costs arising from such Excluded Warranty Claim.  Those costs shall include both out-of-pocket and internal costs of Buyer to perform any repair, replacement or correction at Buyer’s standard labor rates, in accordance with Section 6.11(e).  If any replacement, repair or correction is performed by Buyer in connection with the Excluded Warranty Claim, Buyer shall perform such work in a commercially reasonable manner.

(c)                                  If Seller elects to resolve an Excluded Warranty Claim in accordance with the first sentence of Section 6.11(b) and any repair, replacement or correction is required to resolve such Excluded Warranty Claim, Seller shall work expeditiously to either make the repair, replacement or correction itself (or through a Gulfstream approved contractor) or, if the repair is within Buyer’s capabilities, direct Buyer to make the repair, replacement or correction at Seller’s expense.  In the event Seller notifies Buyer that it requires Buyer to perform any repair, replacement or correction in order for Seller to resolve an Excluded Warranty Claim with the third Person making such claim, Buyer shall perform such work as directed by Seller and such third Person, and in a commercially reasonable manner.

(d)                                 In the event Buyer determines, using its commercially reasonable judgment, that a repair, replacement or correction is required to respond to an Excluded Warranty Claim, Buyer may make such repair, replacement or correction itself (or through a contractor) (i) during the first fifteen (15) days after Seller’s receipt of notice of such Excluded Warranty Claim if the need for repair, replacement or correction is urgent or an emergency; or (ii) at any time after providing Spirit five (5) days prior written notice if Spirit fails to respond expeditiously to a request for repair, replacement or correction for an Excluded Warranty Claim which Seller has elected to resolve in accordance with the first sentence of Section 6.11(b).  In each such case, Buyer will, to the extent reasonably feasible, notify and consult with Seller prior to making such replacement, repair or correction and shall perform the replacement, repair or correction work in a commercially reasonable manner.  If Buyer makes a repair, replacement or correction which is not authorized by Section 6.11(c) or (d), Buyer shall nonetheless be entitled to reimbursement for those costs associated with a valid Excluded Warranty Claim to the extent Buyer can demonstrate that Seller would have incurred the costs if it had made or directed the repair, replacement or correction itself.

(e)                                  In the event Buyer is entitled to reimbursement pursuant to this Section 6.11, Buyer shall provide an invoice to Seller setting forth in reasonable detail the calculation of its costs to be reimbursed by Seller, and shall provide Seller and its representatives with supporting documentation reasonably sufficient for Seller to verify the accuracy of such invoice and resolve any disputes with Buyer relating thereto.  Seller shall pay any undisputed portion of such invoice to Buyer within sixty (60) days following receipt thereof.  If Seller disagrees with any portion of such invoice, Seller shall notify Buyer in writing of such disagreement within forty-five (45) days after receipt thereof, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement.  Buyer and Seller agree to negotiate in good faith to resolve any dispute under this Section 6.11.  Any such dispute that cannot be settled by mutual agreement of the parties may be decided in accordance with Section 11.12. Buyer shall pay to Seller any remaining portion of such invoice, adjusted as applicable in accordance with the resolution of such dispute, within fifteen (15) days following resolution of such dispute.

6.12                        Integration Committee.

(a)                                 The parties shall, within one week after the date hereof, establish a management committee that shall include up to four (4) representatives of each party (the “Integration Committee”).  Each party’s representatives on the Integration Committee shall include at least two (2) executives.  The Integration Committee shall monitor, coordinate and manage the parties’ activities under this Agreement and the related transaction documents, including ensuring communication between the parties concerning the status and results of progress towards Closing prior to the Closing Date and integration and transition of the Business after the Closing Date and ensuring communication related to any dispute or controversy.   The initial representatives of the Integration Committee shall be Jeffrey McRae, Norman Jordan, Steve Blackwell, and Neil Peace for Buyer, and Philip Anderson, David Coleal, Christopher Collins and Bill Brown for Seller.

(b)                                 The Integration Committee shall meet as needed but not less than (i) weekly for the period between the date hereof and the Closing Date, (ii) weekly for the first 30 days following the Closing Date, (iii) biweekly for the 31st through 150th days following the Closing Date, and (iv) monthly thereafter, until such time as the parties determine that the Integration Committee is no longer needed. Any Integration Committee member may designate a substitute of equivalent experience and seniority to attend and perform the functions of that Integration Committee member at any Integration Committee meeting on written notice to the other party at least two (2) Business Days before that Integration Committee meeting.

(c)                                  Each party may invite additional representatives to attend Integration Committee meetings as observers or to make presentations to the committee.

(d)                                 The purpose of the Integration Committee is to facilitate communications between the parties.  The Integration Committee has no authority to bind either party.

(e)                                  Each party shall bear all expenses of its respective Integration Committee members related to their participation on the Integration Committee and attendance at Integration Committee meetings.

SECTION 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall, at the option of  Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

7.1                               No Misrepresentation or Breach of Covenants and Warranties.  The representations and warranties of Seller contained in this Agreement which are qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made at and as of the Closing (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date) and all other representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct would reasonably be expected to have a Material Adverse Effect, either alone or when taken in the aggregate with other breaches of any such representations and warranties. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or before the Closing Date.  Seller shall deliver to Buyer a certificate dated the Closing Date, signed by an authorized officer of Seller, certifying its fulfillment of the conditions set forth in this Section 7.1.

7.2                               Necessary Governmental Approvals.  All approvals and actions of or by all Governmental Authorities set forth on Schedule 7.2 shall have been obtained or taken place.

7.3                               Payment of Closing Payment.  Seller shall have paid to Buyer the Closing Payment required to be paid pursuant to Section 1.3.

7.4                               Deliveries by Seller.  Seller shall have delivered to Buyer at Closing all the items specified to be delivered by Seller in Section 2.3.

7.5                               No Injunction.  There shall not be in effect on the Closing Date any Court Order or any regulation, executive or other order of any Governmental Authority restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement, and there shall be no proceeding pending by any Governmental Authority seeking such an order or decree.

7.6                               Required Consents.  The consents, approvals, waivers and notices set forth on Schedule 7.6 shall have been obtained (the “Required Consents”).

7.7                               Validation Testing.  Seller shall have successfully achieved each of the Testing in Quality and Cutover Testing validation milestones set forth on Schedule 7.7 by the deadlines set forth in Section 6.7 hereof with respect to the Required IT.

Notwithstanding the failure of any one or more of the foregoing conditions in this Section 7, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

SECTION 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

8.1                               No Misrepresentation or Breach of Covenants and Warranties.  The representations and warranties of Buyer contained in this Agreement which are qualified as to materiality shall be true and correct in all respects and all other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as at the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date; provided that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby or perform its obligations hereunder, either alone or when taken in the aggregate with other breaches of any such representations and warranties.  Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.  Buyer shall deliver to Seller a certificate dated the Closing Date, signed by an authorized officer of Buyer, certifying its fulfillment of the conditions set forth in this Section 8.1.

8.2                               Necessary Governmental Approvals.  All approvals and actions of or by all Governmental Authorities set forth on Schedule 7.2 shall have been obtained or taken place, other than those as to which the failure to have been obtained or taken place would not reasonably be expected to result in any Liability to Seller or to result in any violation of any applicable Law.

8.3                               Delivery by Buyer.  Buyer shall have delivered to Seller at Closing all the items specified to be delivered by Buyer in Section 2.2.

8.4                               No Injunction.  There shall not be in effect on the Closing Date any Court Order or any regulation, executive or other order of any Governmental Authority restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement, and there shall be no proceeding pending by any Governmental Authority seeking such an order or decree.

8.5                               Required Consents.  The Required Consents shall have been obtained.

SECTION 9

INDEMNIFICATION

9.1                               Survival of Representations, Warranties and Covenants.

(a)                                 For the purposes of this Agreement:

(i)                                     the representations and warranties set forth in (A) Sections 3.1, 3.2, 3.8(b), 3.11, 4.1, 4.2 and 4.4 (the “Fundamental Representations”) shall survive indefinitely; (B) Section 3.5 shall survive for the applicable statute of limitations plus sixty (60) days; and (C) all other representations and warranties contained in this Agreement or any certificate delivered pursuant to this Agreement shall survive until the later of April 30, 2016 or the date that is fifteen (15) months after the Closing Date and, from and after, will expire and be of no force and effect, and

(ii)                                  (A) the covenants and agreements contained in this Agreement, which by their terms contemplate full performance prior to the Closing shall survive until the later of April 30, 2016 or the date that is fifteen (15) months after the Closing and (B) the covenants and agreements contained in this Agreement to be performed by their terms following the Closing shall survive the Closing until fully performed.

(b)                                 The period of time that a representation, warranty, covenant or agreement contained in this Agreement survives the Closing pursuant to Section 9.1(a) shall be the “Survival Period” with respect to such representation, warranty, covenant or agreement provided that no such limitation period shall apply in the event of Fraud.  In the event a Claim Notice pursuant to Section 9.4(a) shall have been given within the applicable Survival Period and the related claim for indemnification hereunder has not been finally resolved by the expiration of such Survival Period, such claim for indemnification hereunder shall survive, solely for purposes of resolving such claim for indemnification hereunder, until the time such claim for indemnification hereunder is finally resolved.  For the avoidance of doubt, no Claim Notice may be submitted following expiration of the applicable Survival Period, other than in event of Fraud.  For the avoidance of doubt, no Survival Period shall apply with regard to indemnification for Losses under Section 9.2(a)(iv) or 9.3(a)(iii).

9.2                               Indemnification by Seller.

(a)                                 After the Closing Date, and subject to the limitations set forth herein, Seller agrees to indemnify, defend and hold harmless each Buyer Group Member from and against any and all liabilities, losses, damages, claims, demands, judgments, suits, actions and Expenses (“Losses”) incurred by such Buyer Group Member in connection with or arising from: (i) any failure of a representation or warranty made by Seller in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date made and as of the Closing Date, (ii) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement, (iii) any brokerage fees, finder’s fees or commissions required to be paid by Seller to any broker, finder or agent in connection with the transactions contemplated by this Agreement or (iv) any Excluded Liability.

(b)                                 Notwithstanding any other provision to the contrary, (i) the Seller shall not be required to indemnify, defend or hold harmless any Buyer Group Member against, or reimburse any Buyer Group Member for any Losses pursuant to Section 9.2(a)(i) until the aggregate amount of the Buyer Group Member Losses subject to indemnification under Section 9.2(a)(i) exceeds $2,000,000 (the “Deductible”), after which Deductible the Seller shall be obligated for all Losses of the Buyer Group Members in excess of the Deductible; (ii) the cumulative indemnification obligation of the Seller under Section 9.2(a)(i) shall in no event exceed $26,000,000 (the “Cap Amount”); provided that the limitations in Sections 9.2(b)(i) and (ii) shall not apply to breaches of the Fundamental Representations, Section 3.5 or Section 3.8, or with respect to Fraud or Willful Misconduct; provided, further, that in no event shall the cumulative indemnification obligation of the Seller pursuant to Section 9.2(a)(i), including with respect to breaches of Fundamental Representations and Section 3.5, but excluding with respect to breaches of Section 3.8, exceed, in the aggregate, $40,000,000.   For the avoidance of doubt, no Deductible or Cap Amount shall apply with regard to indemnification for Losses under Section 9.2(a)(iv).

9.3                               Indemnification by Buyer.  (a) After the Closing Date, and subject to the limitations set forth herein, Buyer agrees to indemnify, defend and hold harmless each Seller Group Member from and against any and all Losses incurred by such Seller Group Member in connection with or arising from: (i) any failure of a representation or warranty made by Buyer in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date made and as of the Closing Date, (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement, (ii) any brokerage fees, finder’s fees or commissions required to be paid by Buyer to any broker, finder or agent in connection with the transactions contemplated by this Agreement, (iii) any Assumed Liability, (iv) Buyer’s operation of the Business after the Closing including any Liability arising therefrom (other than any Excluded Liabilities), and (v) from any claim made against Seller by any Transferred Employee arising out of Seller’s transfer to Buyer of the Transferred Employee Records (provided that Buyer shall have no liability for any other claims made by any Transferred Employee related to any actions of Seller that occurred during the course of any Transferred Employee’s employment with Seller).

(b)                                 Notwithstanding any other provision to the contrary, (i) the Buyer shall not be required to indemnify, defend or hold harmless any Seller Group Member against, or reimburse any Seller Group Member for any Losses pursuant to Section 9.3(a)(i) until the aggregate amount of the Seller Group Member Losses subject to indemnification under Section 9.3(a)(i) exceeds the Deductible, after which the Buyer shall be obligated for all Losses of the Seller Group Members in excess of the Deductible; and (ii) the cumulative indemnification obligation of the Buyer under Section 9.3(a)(i) shall in no event exceed the Cap Amount; provided that all limitations in this Section 9.3(b) shall not apply to breaches of the Fundamental Representations or with respect to Fraud or Willful Misconduct. For the avoidance of doubt, no Deductible or Cap Amount shall apply with regard to indemnification for Losses under Section 9.3(a)(iii).

9.4                               Notice of Claims.

(a)                                 Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 9.4(a) shall not affect such Indemnified Party’s rights under this Section 9 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.  Notwithstanding the foregoing, the liability of any Indemnitor to indemnify any Indemnified Party in respect of any Damages under this Agreement shall be limited to claims for indemnification with respect to which such Indemnified Party has delivered to the Indemnitor a Claim Notice at or prior to the expiration of the applicable Survival Period specified in Section 9.1.

(b)                                 In calculating any Loss or Expense there shall be deducted (i) any insurance benefits and proceeds (collectively, “Insurance Benefits”) in respect thereof (and no right of subrogation shall accrue hereunder to any insurer); and (ii) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect thereto.  Any such amounts or benefits received by an Indemnified Party with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor, but not in excess of the amount paid by the Indemnitor to the Indemnified Party with respect to such claim.

(c)                                  All amounts due to the Indemnified Party finally determined shall be paid by wire transfer within ten (10) calendar days after final determination.

9.5                                           Third Person Claims.

(a)                                 An Indemnified Party seeking indemnification under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against such Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim; provided, however, that the failure of any Indemnified Party to provide such notice promptly as required by this Section 9.5(a) shall not affect such Indemnified Party’s rights under this Section 9 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.  Thereafter, the Indemnified Party shall deliver to the Indemnitor, within fifteen (15) calendar days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim.  Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within fifteen (15) calendar days after receipt thereof and shall deliver to the Indemnitor within fifteen (15) calendar days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim (or in each case such earlier time as may be necessary to enable the Indemnitor to respond to the court proceedings on a timely basis).

(b)                                 In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.  Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such third Person claim, and making employees available in a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  To the extent the Indemnitor elects not to defend such proceeding, claim or demand, or fails to respond within thirty (30) days of notice of such proceeding, claim or demand confirming in writing that it has elected to assume the defense of such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel and control the defense of such proceeding, and if it is determined that the Indemnified Party is entitled to be indemnified for such proceeding, claim or demand, the fees of such counsel shall be at the expense of the Indemnitor.  Neither the Indemnitor nor the Indemnified Party may settle any such proceeding, which settlement obligates the other party to pay money, to perform obligations or to admit liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnitor agrees in writing to pay any amounts payable pursuant to such settlement and such settlement includes a full release of the Indemnified Party.  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer within ten (10) calendar days after the date of such notice.

9.6                                           Environmental Claims.

(a)                                 In addition to any other limitations that may apply, with respect to any claim for indemnification by any Buyer Group Member with respect to Environmental Law (an “Environmental Claim”), no Buyer Group Member shall be entitled to recover from Seller for any Loss to the extent such Loss (i) is caused or exacerbated by any Buyer Group Member after the Closing Date, or (ii) arises or results from (A) any report to any Governmental Authority by or on behalf of any Buyer Group Member or any sampling or analysis of any environmental media by or on behalf of any Buyer Group Member, except to the extent such reporting, sampling or analysis is (x) required by applicable Environmental Laws, including pursuant to a license, Permit or other order issued to Buyer pursuant to Environmental Laws, (y)

reasonably attendant to a bona fide facility renovation or maintenance activity, or (z) undertaken in reasonable response to a condition that Buyer has a good faith reason to believe is a material threat to human health or the environment, (B) remediation of any conditions of soil, groundwater or any other environmental medium to a standard more stringent than the least stringent standard under applicable Environmental Law (including site specific standards using risk-based methodologies and institutional controls, where available) for the continued use of such property in a manner in fact used and authorized under the relevant Sublease, (C) remediation costs which Seller demonstrates were not reasonably incurred in accordance with prevailing standards of professional judgment, or (D) cessation of operation of the Business at the Subleased Property.

(b)                                 With respect to any Environmental Claim:

(i)                         Buyer and Seller shall reasonably exchange information and otherwise cooperate in order to facilitate the expeditions and cost-effective resolution of such claim.  Both Buyer and Seller shall cooperate by providing access to documents, property, personnel and other sources of information; executing consents or other forms; recording deed restrictions; and undertaking such other measures as may reasonably be requested by the party controlling the negotiations.  To the extent an Environmental Claim by any Buyer Group Member could impose a liability or obligation on Seller for which Seller has recourse against any third Person, all Buyer Group Members shall reasonably cooperate with Seller to protect Seller’s recourse against such third Persons.  Such cooperation may include Buyer authorizing, upon Seller’s request, such third party indemnitor to direct and control a Response Action pursuant to Section 9.6(b)(ii) as if it were Seller.

(ii)                      It is a condition precedent to any right to indemnification for such Environmental Claim that, prior to any costs being incurred with respect to such Environmental Claim, unless there is an imminent and serious risk to human health or safety or a material compliance obligation pursuant to applicable law that renders such advance notice impracticable, Buyer shall notify Seller of such claim and afford Seller a reasonable opportunity to evaluate the conditions giving rise to such claim, and, if reasonably requested by Seller after such notification, shall allow Seller to undertake any investigation, remediation, monitoring, clean-up, containment, restoration, removal or other action required or permitted by applicable Environmental Laws (including the implementation of deed restrictions or other engineering or institutional controls to the extent such restrictions or controls do not materially and adversely affect Buyer’s ability to use the property for the conduct of the Business or for other industrial purposes) and any other action Seller may reasonably propose, with respect to such claim (collectively, “Response Actions”).  Seller may, but is not obligated to, perform or cause to be performed such Response Action.  If Seller elects to perform any Response Action it shall, subject to the requirements of Section 9.6(b)(i), be entitled to control the negotiations and communications with Governmental Authorities and any other claimant or affected Person with respect to such claim; provided, however, Seller shall not settle or resolve any such claim without Buyer’s written consent, which consent shall not be withheld or delayed unreasonably.  In the course of its activities under this Section 9.6(b)(ii), Seller shall not unreasonably interfere with operations of Buyer at the facility in its conduct of the Response Action.  Buyer shall cooperate, and shall cause any other Buyer Group Member to cooperate, in effectuating any assignment to Seller of any rights to recovery on such Environmental Claim as any of them may have against any other Person, and in Seller realizing such rights.

(c)                                  Buyer acknowledges, warrants and agrees that any contract, deed, transfer document, lease or other instrument for transfer of any material interest in, possession of, or right to use the whole or any material part of any of the Subleased Property shall require as a condition of any such transfer that the transferee shall be bound by and shall assume all the terms, covenants and conditions of this Section 9.6.

9.7                                           Limitations; Sole and Exclusive Remedy.

(a)                                 Any indemnity payment hereunder shall be treated for Tax purposes as an adjustment of the Seller Payment to the extent such characterization is proper or permissible under relevant Tax law, including court decisions, statutes, regulations and administrative promulgations.

(b)                                 Except for Fraud, Willful Misconduct, remedies that cannot be waived as a matter of Law and remedies provided for in Section 11.16, if the Closing occurs, this Section 9 (and the provisions of Sections 6.1 and 6.2 with respect to the matters covered therein) shall be the sole and exclusive remedy for monetary damages with respect to breaches of this Agreement (including any covenant or obligation contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Purchased Assets contemplated hereby, but for the avoidance of doubt, not for breaches of the other Seller Transaction Agreements and Buyer Transaction Agreements, which shall be subject to the remedies set forth in the applicable Seller Transaction Agreement or Buyer Transaction Agreement.  With respect to claims for which this Section 9 is the exclusive remedy, Buyer and Seller hereby waive and release on their own behalf and on behalf of each other applicable Indemnified Party, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or they may have against Seller or Buyer, as the case may be, arising under or based upon any federal, foreign, state or local Law, rule or regulation.

(c)                                  No party hereto shall have any liability for any (i) special, indirect, consequential or other damages, in each case that are remote or speculative, not reasonably foreseeable, or do not flow proximately from the underlying breach, (ii) punitive or exemplary damages or (iii) any equitable equivalent thereof or substitute therefor suffered or incurred by any Buyer Group Member or Seller Group Member, as the case may be.  For the avoidance of doubt, if an arbitrator in the Gulfstream Arbitration determines that any Assigned Contract shall be interpreted in a manner other than as Seller has interpreted such Assigned Contract (as set forth in the underlying documentation relating to the Gulfstream Arbitration), and such new interpretation results in costs, damages or any other impact on the Business following the Closing Date, such costs, damages or other impacts shall not be included in any Losses for which Seller may be liable to any Buyer Group Member hereunder, nor shall Seller otherwise have any liability to any Buyer Group Member for such costs, damages or other impacts.

9.8                   Mitigation.  Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

9.9                   Subrogation.  Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Section 9, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third-parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnitor.

SECTION 10

TERMINATION

10.1                        Termination.

(a)                                             Notwithstanding anything contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(i)                                     by either Seller or Buyer at any time after December 31, 2014 (the “Termination Date”), if any of the conditions to its obligations set forth in Sections 7 or 8, as applicable, are not satisfied or waived by such date, unless such satisfaction has been frustrated or made impossible by any act or failure to act by the party seeking to terminate; provided that, notwithstanding the foregoing, (A) if the condition set forth in Section 7.7 is not satisfied by December 31, 2014, and the other conditions set forth in Sections 7 and  8 are satisfied or waived (or the applicable party is prepared to satisfy such other condition at Closing), Buyer or Seller may extend the Termination Date to January 31, 2015, by written notice to the other party.

(ii)                                  by Seller by giving notice to Buyer at any time, if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach, either individually or in the aggregate with all other breaches by Buyer, would result in the failure of one or more of the conditions set forth in Section 8, and which breach is not cured (if curable) on or before the Termination Date, or which by its nature or timing cannot be cured within such time period;

(iii)                               by Buyer, by giving notice to Seller at any time, if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach, either individually or in the aggregate with all other breaches by Seller, would result in the failure of one or more of the conditions set forth in Section 7, and which breach is not cured (if curable) on or before the Termination Date, or which by its nature or timing cannot be cured within such time period; or

(iv)                              by mutual written agreement of Seller and Buyer; or

(v)                                 by either Seller or Buyer if a court of competent jurisdiction shall have issued an order permanently restraining or prohibiting the transactions contemplated by this Agreement, and such order shall have become final and non-appealable.

(b)                                             In the event this Agreement is properly terminated pursuant to Section 10.1(a) above:

(i)                                     Each party shall return to the other party or destroy all documents concerning confidential information of the other party (and, upon request, certify as to the destruction thereof);

(ii)                                  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 10.1 hereof, this Agreement shall become void and there shall be no liability on the part of any party hereto except (a) for obligations of confidentiality and non-use with respect to the other party’s confidential information, which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any knowing and intentional breach of this Agreement.  A failure by either Party to consummate the purchase and sale in breach of this Agreement shall be deemed to be knowing and intentional, whether or not the Seller had sufficient funds available.  For a breach to be knowing and intentional, it must be the consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would or would reasonably be expected to cause a breach of this Agreement; and

(iii)                               The provisions of this Section 10.1(b), as well as Sections 5.4, 11.1, 11.2, 11.3, 11.5, 11.6, 11.8, 11.11, 11.12, 11.13 and 11.14 hereof shall remain in full force and effect.

SECTION 11

MISCELLANEOUS

11.1                        No Public Announcement.  From the date of this Agreement, neither Buyer nor Seller shall, without the written approval of the other (such approval not to be unreasonably withheld or delayed), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Law, in which case such party shall allow the other party reasonable time to comment on such release or announcement and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any accounting or Securities and Exchange Commission disclosure obligations or the rules of any stock exchange or national market system.

11.2                        Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered by hand, (b) when received by facsimile or electronic transmission (receipt of which is confirmed by the recipient), and (c) one Business Day after deposited for delivery with a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

If to Seller, to:

Spirit AeroSystems, Inc.
3801 South Oliver
Wichita, KS  67210
Attn:  General Counsel
Facsimile:  (316) 523-8814
Email:  jon.d.lammers@spiritaero.com

with a copy to:

Kaye Scholer LLP

250 West 55th Street

New York, NY 10019

Attn:  Mark Kingsley

Facsimile:  (212) 836-8689

Email: mark.kingsley@kayescholer.com

If to Buyer, to:

Triumph Aerostructures – Tulsa, LLC

c/o Triumph Group, Inc.

899 Cassatt Road

Suite 210

Berwyn, PA 19312

Attention:        Legal Department

Facsimile:        610-251-1555

with a copy to:

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attention:        Brian D. Doerner, Esq.

Facsimile:        215-864-9043

Email:  doerner@ballardspahr.com

or to such other address as such party may indicate by a written notice delivered to the other parties hereto.

11.3                        Successors and Assigns.  The rights of a party under this Agreement shall not be assignable by such party without the written consent of the other parties hereto, provided, however, that either Party may assign or transfer any of its rights hereunder to an Affiliate and provided, further, that after Closing Seller may assign all or any portion of its rights and obligations hereunder and under the Seller Transaction Agreements to a third party in connection with the sale, lease, conveyance, assignment or other transfer of any portion of the Other Business (including, for the avoidance of doubt, the Other Oklahoma Operations) (an “Other Business Sale”); provided, further, that in any Other Business Sale, Seller shall remain liable for performance of Seller’s obligations under the Seller Transaction Agreements set forth on Schedule 11.3.  Any attempted assignment in violation of this Section 11.3 shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the parties and successors and assigns permitted by this Section 11.3, and the Indemnified Parties under Section 9, any right, remedy or claim under or by reason of this Agreement.

11.4                        Records after Closing; Cooperation.

(a)                                 Access.  For a period of seven (7) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records (including communications) of the Business (including any books and records relating to Taxes and Tax Returns of the Business), to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date, including Excluded Liabilities and/or Excluded Assets, the preparation of Seller’s financial reports or Tax returns, any Tax audits, the defense or prosecution of litigation (including arbitration or mediation) or any inquiry or investigation by a Governmental Authority, and any other reasonable need of Seller to consult such books and records.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours in a manner so as to not unreasonably interfere with the conduct of the Business.  Seller shall be exclusively responsible for any costs or expenses incurred by it pursuant to this Section 11.4(a).  As to any books, records or communications (including among Seller’s personnel, internal legal counsel and external legal counsel and advisors) created on or prior to the Closing Date that may be left at the Facilities or to which Buyer or its counsel or advisors otherwise gain access which, in each case, are Excluded Assets, the right to invoke or waive any legal privileges pertaining to such books, records or communications, including the attorney-client privilege, remains exclusively with Seller.  Any communications following the Closing Date among Seller’s internal or external legal counsel and Buyer’s personnel relating to any litigation (including arbitration or mediation) or any inquiry or investigation by a Governmental Authority relating to the Excluded Assets, the Excluded Liabilities or any of the matters set forth on Schedule 1.1(a)(xii), and any documentation relating thereto, shall be subject to and covered by legal privileges, and the right to invoke or waive any such legal privilege, including the attorney-client privilege, shall belong exclusively to Seller. In the event that Buyer is requested, in connection with any litigation (including arbitration or mediation) or in connection with any inquiry or investigation by a Governmental Authority or otherwise, to produce any books, records or communications for which the right to invoke or waive any legal privileges remains with or belongs to Seller, Buyer shall give Seller prompt written notice of such request so that Seller may determine whether to invoke or waive any such privilege, and if Seller notifies Buyer in writing that it has determined to invoke any such privilege, Buyer shall not produce such books, records or communications unless ordered to do so by a court of competent jurisdiction.  Buyer shall not produce any books, records or communications relating to the Business prior to the Closing Date, in response to a request or otherwise, in connection with any litigation (including arbitration or mediation) or any inquiry or investigation by a Governmental Authority relating to the Business and pending as of the Closing, unless it first gives Seller reasonable advance notice of, and an opportunity to object to, the books, records and/or communications Buyer proposes to produce, and Buyer shall not produce any books, records and/or communications to which Seller objects unless ordered to do so by a court of competent jurisdiction.  If any such books, records or communications relating to the Business prior to the Closing Date are produced by Buyer to an actual or potentially adverse party (e.g., in litigation (including arbitration or mediation) or in connection with any inquiry or investigation by a Governmental Authority), Buyer shall immediately make all such books, records and/or communications produced available for inspection and copying by Seller concurrently with the production of such books, records and/or communications.  In addition, if Buyer shall desire to dispose of any of such books or records prior to the expiration of such seven (7) year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(b)                                 Retention.  Buyer agrees that Seller may retain (i)  all books and records prepared in connection with the transactions contemplated by this Agreement, including bids received from others and information relating to such bids, (ii) copies of any books and records which may be relevant in connection with the defense of (A) the matters referred to in Section 9 or (B) disputes or proceedings arising under the transactions contemplated by this Agreement, with Governmental Authorities or with other third Persons, and (iii) all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller.

(c)                                  Tax Audits.  Buyer and Seller shall provide reasonable assistance to each other with any Tax audits or other administrative or judicial proceedings involving the Business at no cost to the other.  Neither party shall, without the prior written consent of the other, unless required by applicable Law, initiate any contact or voluntarily enter into any agreement with, or volunteer any information to, any taxing authorities with regard to Tax Returns or declarations of the other party.  A change by either party in the method of tax reporting or the contents of Tax Returns shall not be considered a voluntary disclosure of information regarding Tax Returns or declarations of the other party.

(d)                                 Tax Return Information.  Buyer and Seller shall furnish, at no cost to the other, such data relating to the Purchased Assets as the other Party may reasonably require to prepare Tax Returns; provided, however, that if additional data is reasonably required by Seller or Buyer for preparation of Tax Returns or tax examinations, such additional information (including reproduction of tax assessments and records) shall be furnished, at no cost within a reasonable time after requested in writing.

(e)                                  Cooperation.  Buyer shall, and shall cause its Affiliates to, at Seller’s sole cost and expense, reasonably cooperate with Seller and its Affiliates in anticipation of, preparation for, prosecution or defense of, or otherwise in connection with, existing or future litigation (including arbitration or mediation) or any inquiry or investigation by a Governmental Authority, or similar matters in which Seller is involved or as otherwise requested by Seller in connection with any of the foregoing, in each case to the extent relating to the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, including without limitation, by (i) promptly informing Seller of the receipt of any notices, correspondence, filings or other communications with respect to the matters described in this clause (e), (ii) providing Seller with a copy of and a reasonable opportunity to comment on any written communication from Buyer to a party adverse or potentially adverse to Seller that are the subject of any litigation

(including arbitration or mediation) or any inquiry or investigation by a Governmental Authority in which Seller is involved, before such communication is made and considering any comments from Seller in good faith, (iii) providing Seller and its representatives access to records, documents or other information relating to the Purchased Assets or Assumed Liabilities to the extent relevant to the matters described in this clause (e), (iv) providing Seller and its representatives access to Buyer’s personnel and employees (including to assist Seller in locating any of the records, documents or other information described in clause (iii)), and making such employees available for interviews, to act as witnesses, to provide testimony (including traveling to hearings, meetings, etc.) and to assist in the preparation of documents, reports and other information, in the case of each of clause (iii) and (iv), as reasonably requested by Seller and upon reasonable notice (provided that such employees shall be made so available for a reasonable time without charge other than out-of-pocket expenses), (v) promptly following the Closing, instructing all Transferred Employees that any discussions or communications, whether written or oral, relating to the matters described in this clause (e) that took place prior to the Closing may be subject to and covered by legal privileges, and that such Transferred Employees shall not disclose or discuss such matters except with Seller and its legal counsel and advisors, and (vi) promptly notifying Seller in the event Buyer (A) makes a determination to terminate the employment of any of the employees listed on Schedule 11.4(e) or (B) is notified by any such employee that he or she intends to terminate his or her employment with Buyer.

11.5                                    Entire Agreement.  This Agreement, the Schedules and the Exhibits referred to herein and the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent between or among any of the parties hereto.

11.6                                    Interpretation.

(a)                                 Titles and headings to sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b)                                 The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to any other Section in this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(c)                                  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated, and (iii) the term “including” shall mean “including without limitation.”

(d)                                 This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

11.7                                    Amendments and Waivers.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance.  Any such waiver, including any waiver of this Section 11.7, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.8                                    Expenses.  Except as set forth elsewhere in this Agreement, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.

11.9                                    Severability.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.10                             Execution in Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts and via facsimile or electronic transmission, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

11.11                             Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law principles thereof that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.12                             Jurisdiction; WAIVER OF JURY TRIAL.  The parties hereby agree that any action, suit, arbitration or other proceeding arising out of or related to this Agreement shall be conducted only in Delaware.  Each party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in Wilmington, Delaware.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.13                             References to U.S. Dollars.  All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

11.14                 Further Assurances.

(a)                                 At and after the Closing Date, and without further consideration therefor, (i) Seller shall execute and deliver to Buyer such further instruments and certificates of conveyance and transfer as Buyer may reasonably request in order to more effectively convey and transfer the Purchased Assets from Seller to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising Buyer’s rights with respect thereto, and (ii) Buyer shall execute, or shall arrange the execution of, and deliver to Seller such further instruments and certificates of assumption, novation and release as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release Seller and its Affiliates therefrom to the fullest extent permitted under applicable Law.

(b)                                 Buyer and Seller acknowledge and agree that some assets not included in the Purchased Assets may be inadvertently transferred to Buyer at or after the

Closing or that assets intended to be included in the Purchased Assets may be inadvertently omitted from the assets transferred to Buyer at the Closing.  To the extent any such assets are inadvertently transferred or inadvertently omitted from the assets transferred, Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to insure prompt conveyance by (i) Seller to Buyer of any Purchased Asset not conveyed to Buyer at Closing and (ii) Buyer to Seller of any asset conveyed to Buyer at Closing that is not a Purchased Asset.

(c)                                  After the Closing, (i) Seller shall deliver to Buyer any cash, checks or other property that Seller may receive from third parties on or after the Closing in respect of any accounts receivable or other asset constituting part of or relating to the Purchased Assets and (ii) Buyer shall deliver to Seller any cash, checks or other property that Buyer may receive from third parties on or after the Closing in respect of any accounts receivable, retainage or other asset constituting part of or relating to the Excluded Assets.

11.15                             No Rescission.  Neither Buyer nor Seller shall be entitled to rescind the purchase of the Business and the Purchased Assets by Buyer by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.

11.16                             Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damages would not be fully compensable by an award of money damages.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

11.17                             Buyer Parent Guaranty.  To induce Seller to enter into this Agreement, Buyer Parent absolutely, unconditionally and irrevocably guarantees the prompt and full discharge and performance, in accordance with the terms of this Agreement, of all covenants, obligations, liabilities and agreements of Buyer before and after Closing.  The foregoing obligation of Buyer Parent constitutes a continuing guarantee of payment and performance, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor.  Seller need not attempt to collect any obligation guaranteed hereunder from Buyer or otherwise pursue any remedies against Buyer prior to enforcing its right against the Buyer Parent.  Buyer Parent hereby waives (to the fullest extent permitted by applicable Law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand or payment, protest, notice of dishonor or nonpayment, suit or taking of other action by Seller against, any other notice to, any party liable thereon (including Buyer).

11.18                             License to Business Intellectual Property.  Buyer hereby grants Seller, effective as of the Closing Date, a royalty-free, worldwide, nonexclusive, irrevocable,  transferable, sublicenseable license to practice and use the Business Intellectual Property described in clauses (A), (B) and (E) of Section 1.1(a)(viii) as it existed immediately prior to the

Closing Date (the “Existing Owned Business Intellectual Property”), and to make, have made, sell, offer for sale, and import into the United States (and all other countries in which Buyer may have rights in the Existing Owned Business Intellectual Property) products, processes, services, or inventions incorporating or embodying such Existing Owned Business Intellectual Property; provided, that Seller may not practice or use the Existing Owned Business Intellectual Property in connection with the design, manufacture, sale, supply, import, use and/or certification of wings or wing components for mid- to large-cabin aircraft manufactured by Gulfstream, except in the performance of its obligations under the Supply Agreement or the Transition Services Agreement.  In addition to the rights above, Buyer hereby grants Seller, effective as of the Closing Date, a royalty-free, worldwide, nonexclusive, irrevocable, transferable, and sublicenseable right and license to use, practice, modify, improve, and prepare derivative works of any Owned Software not used exclusively in the Business in connection with any design, manufacture, sale, supply, import, use, and/or certification of aircraft components; provided, that Seller may not use, practice, modify, improve or prepare derivative works of any Owned Software in connection with any design manufacture, sale, supply, import, use and/or certification of wings or wing components for mid- to large-cabin aircraft manufactured by Gulfstream, except in the performance of its obligations under the Supply Agreement or the Transition Services Agreement.  Buyer provides Seller no rights to the Business Intellectual Property other than the rights expressly provided by this Section 11.18.

SECTION 12

DEFINITIONS

12.1                        Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 12.1 and shall be equally applicable to both the singular and plural forms.  Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accrued Time Off” is defined in Section 6.2(f).

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” means this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto.

“Assigned Contracts” is defined in Section 1.1(a)(v).

“Assignment and Assumption Agreement” means an assignment and assumption agreement substantially in the form of Exhibit A.

“Assumed Liabilities” is defined in Section 1.2(b).

“Authorized Representative of Seller” means Bert Ketchersid.

“Benefit Amount” means an amount equal to the sum of (A) the total amount of unvested balances as of 11:59 p.m. (Central Time) on the Business Day immediately preceding the Closing Date for all Transferred Employees in the Savings Plan and (B) if the Closing occurs prior to December 31, 2014, the total amount of employer contributions that would have been made to the Savings Plan for the Transferred Employees for the plan year ending December 31, 2014, if the Savings Plan did not require employment with Seller on the last day of the plan year, with amounts determined based on service and compensation with Seller through the Closing Date.

“Benefit Plan” is defined in Section 3.13(a).

“Bill of Sale” means a bill of sale substantially in the form of Exhibit C.

“Building 1 Sublease” means a sublease agreement between Seller and Buyer for use of the portions of the Subleased Property designated as “Building 001” substantially in the form of Exhibit E-1.

“Building 4 Sublease” means a sublease agreement between Seller and Buyer for use of the portions of the Subleased Property designated as a portion of “Building 004”, all of “Building 076”, all of “Building 077”, all of “Building 078”, all of “Building 105” and all of “Building 123”, substantially in the form of Exhibit E-2.

“Business” is defined in the preamble of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

“Business Employees” means (i) all touch labor employees who work in the Business as of November 26, 2014; and (ii) all other employees of Seller who spend substantially all of their working hours working in the Business as of November 26, 2014.  All other current or former employees of Seller are not Business Employees and shall not be covered by the promises and procedures detailed in this Agreement.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Employment Losses” is defined in Section 6.2(e).

“Buyer Group Member” means Buyer and its directors, officers, employees, agents, attorneys and consultants and their successors and assigns.

“Buyer Parent” is defined in the preamble of this Agreement.

“Buyer Transaction Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Claim Notice” is defined in Section 9.4(a).

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” is defined in Section 2.1.

“Closing Payment” is defined in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means the Collective Bargaining Agreement between Seller and the International Union, United Aerospace and Agricultural Workers of America (UAW) and Local 952 and 1558 thereof, effective December 19, 2010.

“Common Interest Agreement” means a common interest agreement relating to the Gulfstream Arbitration, substantially in the form of Exhibit F.

“Confidentiality Agreement” means the Confidentiality Agreement dated September 4, 2013 between Triumph Group, Inc. and Holdings.

“Contract” means any written contract, agreement, license, lease, sales or purchase order or other legally binding commitment in the nature of a contract.

“Court Order” means any judgment, order, award or decree, including any preliminary injunction or temporary restraining order, of any foreign, federal, state, local or other court or tribunal and any ruling or award in any arbitration proceeding.

“Debt Document” means any agreements or contracts under which Seller has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness; provided, that the term “Debt Document” shall not include any agreement that provides for advances from a customer to a supplier or any customer, vendor or other agreement that provides for deposits, prepayments, refunds, deferred purchase price or other compensation, or other similar payment mechanisms.

“EAR” means the Export Administration Regulations (15 C.F.R. Sections 734 et seq.).

“Equipment” is defined in Section 1.1(a)(i).

“Environmental Claim” is defined in Section 9.6(a).

“Environmental Law” means any Law in effect on or prior to the Closing Date regarding (i) protection or restoration of, or damages to, the environment or  natural resources or (ii) the protection of human health and safety arising from environmental exposure to Hazardous Substances.

“ERISA” is defined in Section 3.13(a).

“Excluded Assets” is defined in Section 1.1(b).

“Excluded Liabilities” is defined in Section 1.2(c).

“Excluded Warranty Claim” is defined in Section 6.11(a).

“Existing Claims” is defined in Section 1.1(b)(viii).

“Expenses” means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Facilities” means Seller’s current facilities in Tulsa, Oklahoma.

“Finished Products in Inventory” means products included in Inventory which are in or have already completed Seller’s “final lay-down position.”

“Fraud” means a false representation made by a Person, with (i) such Person’s knowledge or belief that the representation was false, or made with reckless indifference to the truth; (ii) such Person’s intent to induce another Person to act or to refrain from acting; (iii) the other Person’s justifiable reliance upon such representation, and (iv) damage to the other Person resulting from such reliance.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any self-regulatory body, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Permits” is defined in Section 3.6.

“Gulfstream” means Gulfstream Aerospace Corporation.

“Gulfstream Arbitration” means the arbitration currently pending between Seller and Gulfstream in connection with, arising out of or relating to, that certain Memorandum of Agreement effective as of June 20, 2007.

“Gulfstream Payment Obligations” means all obligations to (i) reimburse Gulfstream for equipment purchased by Gulfstream under that certain Memorandum of Agreement effective as of June 20, 2007, as amended, or (ii) to reimburse Gulfstream for tooling purchased by Gulfstream under that certain Memorandum of Agreement effective as of June 20, 2007, as amended.

“Gulfstream True-Up Adjustments” means all amounts payable by or to Gulfstream under Section 5.0 of Amendment No. 4 to the Memorandum of Agreement between Gulfstream and Seller dated as of December 21, 2011.

“Hazardous Substance” means any substance, material or waste that is classified or regulated by a Governmental Authority as hazardous, toxic, radioactive or a pollutant or contaminant and including petroleum and any fraction thereof, asbestos and polychlorinated biphenyls.

“Holdings” means Spirit AeroSystems Holdings, Inc.

“IAI” means Israel Aerospace Industries, Ltd.

“IAI Contract” means the Master Contract dated as of October 5, 2006 between IAI and Seller, as amended or modified from time to time.

“Income Taxes” means Taxes imposed on or measured with respect to net income.

“Indemnified Party” is defined in Section 9.4(a).

“Indemnitor” is defined in Section 9.4(a).

“Insurance Benefits” is defined in Section 9.4(b).

“Intellectual Property” consists of all items that are either (a)  all computer software and databases and all related documentation; (b) worldwide web pages and the contents thereof; or (c) Patents, trademarks, copyrights, trade secrets, trade dress, know-how, processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, other confidential and proprietary information, manufacturing and production processes and techniques, molds, dies, casts and product configurations.

“Inventory” is defined in Section 1.1(a)(iii).

“IRS” means the United States Internal Revenue Service.

“ITAR” means the International Traffic in Arms Regulation (22 C.F.R. Section 120.15).

“Joint Contract” means any Contract to which Seller or any of its subsidiaries is a party that relates to both the Business and the Other Business.

“Knowledge of Seller” means, as to a particular matter, the actual current knowledge of Chris Collins, David Coleal, Phil Anderson and Mark Suchinski, after inquiring with the individuals set forth on Schedule 12.1(a).

“Known Claims” means claims for refund, reimbursement, return, replacement, repair or correction arising from non-conforming products submitted to Seller in writing prior to the Closing Date in accordance with the provisions of the applicable customer agreement.

“Law” means any law, statute, treaty, rule, regulation, ordinance, requirement of common law, order, decree, consent decree or similar instrument or determination or award of an arbitrator or a court or any other Governmental Authority.

“Leases” is defined in Section 3.7(a).

“Leased Property” is defined in Section 3.7(a).

“Liabilities” means all indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including without limitation, any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, losses, claims or demands with respect to any Law.

“Licensed Specifications” means the specifications and other Intellectual Property licensed under the Specifications License.

“Lien” means any lien, encumbrance, claim, option, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.

“Losses” is defined in Section 9.2(a).

“Marks” is defined in Section 6.1(a).

“Material Adverse Effect” means an event, change or effect that is materially adverse to the financial condition or results of operations of the Business, other than events, changes or effects (either alone or in combination) (i) occurring generally in the U.S. economy or capital markets; (ii) occurring generally in, or generally affecting, the industry or the market in which the Business operates; (iii) resulting from the transactions contemplated by this Agreement or the announcement to third parties or the public of the transactions contemplated by this Agreement; (iv) resulting from the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement; (v) resulting from changes in Laws or in GAAP, or any interpretation thereof, after the date hereof; (vi) resulting from an outbreak or escalation of hostilities involving any country where the Business conducts business, the declaration by any country where the Business conducts business or a national emergency or war, or the occurrence of any acts of terrorism and any actions or reactions thereto; (vii) resulting from any natural disaster; or (viii) resulting from any failure of Seller to meet any projections or forecasts (provided, that clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), except to the extent any of the events, changes or effects referred to in clauses

(i), (ii) or (v) above disproportionately affect the Business relative to the industry or market in which the Business operates.

“Material Contract” is defined in Section 3.10(a).

“Material Suppliers” is defined in Section 3.24.

“Open Orders” means all open orders for goods and services with customers of the Business, together with all related purchase orders, contracts, subcontracts and accounts receivable and credit support associated therewith.

“Other Business” means the business of Seller and its Affiliates other than the Business, including, without limitation, the Other Oklahoma Operations.

“Other Business Assets” is defined in Section 1.1(b)(v).

“Other Oklahoma Operations” means the design and manufacture of structural components for the Boeing 737, 747, 777 and 787 aircraft at the Facilities and the manufacture of spare parts and performance of maintenance, repair and overhaul services currently manufactured or performed at the Facilities for aircraft manufactured by The Boeing Company.

“Owned Software” is defined in Section 1.1(a)(viii).

“Partially Assigned Contracts” is defined in Section 1.1(a)(vii).

“Patents” means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importations/confirmation, certificates of invention and similar statutory rights.

“Permits” means all licenses, permits, qualifications, registrations, franchises, privileges, certificates, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority.

“Permitted Liens” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, or which are being contested in good faith by appropriate proceedings as set forth on Schedule 3.5, (b) liens of landlords (but not liens in favor of Seller) and liens of carriers, warehousemen, mechanics, workmen and materialmen and other like liens arising under leases or in the ordinary course of business for sums not yet due and payable or which are being contested in good faith, (c)  liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (d) purchase money liens on personal property acquired in the ordinary course of business and set forth on Schedule 12.1(b), (e) liens specifically identified in the Proforma Financial Statements, (f) liens that will be terminated by Seller at or prior to Closing, (g) liens on equipment securing executory obligations under any lease of such equipment  that constitutes a “capital lease” under GAAP, (h) utility company rights, easements and franchises,

(i) obligations to transfer any Equipment identified on Schedule 1.1(a)(ii) to Gulfstream or IAI under any Assigned Contract, and (j) liens on real property in the form of zoning restrictions (including similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property), easements, rights of way, licenses, reservations, covenants, conditions or other restrictions or other minor irregularities in title that do not materially interfere with the use of any Subleased Property in the ordinary course of business, including but not limited to those exceptions applicable to the Subleased Property that are listed on the title commitment No. NCS-679651-PHIL obtained by Buyer from First American Title Insurance Company dated as of August 5, 2014.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Proforma Financial Statements” is defined in Section 3.3.

“Purchased Assets” is defined in Section 1.1(a).

“Response Actions” is defined in Section 9.6(b)(ii).

“Required Consents” is defined in Section 7.6.

“Savings Plan” means the Spirit Aerosystems Holdings, Inc. Retirement & Savings Plan.

“Seller” is defined in the preamble of this Agreement.

“Seller Corporate Records” is defined in Section 1.1(b)(ix).

“Seller Employment Losses” is defined in Section 6.2(e).

“Seller Group Member” means Seller and its Affiliates, directors, officers, employees, agents, attorneys and consultants and their successors and assigns.

“Seller Payment” is defined in Section 1.3.

“Seller Transaction Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

“Specifications License” means a license agreement between Buyer and Seller substantially in the form of Exhibit G.

“Subleases” means the Building 1 Sublease and the Building 4 Sublease.

“Subleased Property” means such portion of the Leased Property used by Seller primarily in connection with the Business and which will be subleased to Buyer pursuant to the Building 1 Sublease and the Building 4 Sublease.

“Supply Agreement” means a supply agreement between Buyer and Seller substantially in the form of Exhibit D.

“Survival Period” is as defined in Section 9.1(b).

“Tax” (and, with correlative meaning, “Taxes”) means any U.S. federal, state, local, foreign or other net income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, fine, addition or penalty, imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority and relating to Taxes, including any schedule or amendment thereto.

“Termination Date” is defined in Section 10.1(a)(i).

“Transferred Employee” is defined in Section 6.2(b).

“Transferred Employee Records” is defined in Section 1.1(a)(xiii).

“Transition Services Agreement” means a transition services agreement substantially in the form of Exhibit B.

“Twist Issue” means the wing symmetry defects disclosed on Schedule 3.19(a).

“Warranty Liabilities” means Liabilities for return, replacement, repair or correction of non-conforming products, but excluding any Liabilities for late delivery or late performance arising from failure to deliver timely products or services.

“WARN Act” is defined in Section 6.2(e).

“Willful Misconduct” means a Person’s intentional conduct, with such Person’s realization of the probability of injury to another and disregard of the consequences of such conduct.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

SPIRIT AEROSYSTEMS, INC.

By:	/s/Philip D Anderson
	Name:	Philip D. Anderson
	Title:	Senior Vice President, Defense and Contracts

TRIUMPH AEROSTRUCTURES – TULSA, LLC

By:	/s/Jeffrey L. McRae
	Name:	Jeffrey L. McRae
	Title:	Vice President & Treasurer

Solely for purposes of Section 11.17

TRIUMPH GROUP, INC.

By:	/s/Jeffrey L. McRae
	Name:	Jeffrey L. McRae
	Title:	Vice President & CFO